     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 2004


                                                     REGISTRATION NO. 333-118639

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  M-WAVE, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                           3672                   36-3809819
(State or other jurisdiction      (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization) Classification Code Number)    Identification
                                                                      No.)

                              475 INDUSTRIAL DRIVE
                          WEST CHICAGO, ILLINOIS 60185
                                 (630) 562-5550
          (Address and telephone number of principal executive offices)


                                   JIM MAYER
                              475 INDUSTRIAL DRIVE
                          WEST CHICAGO, ILLINOIS 60185
                                 (630) 562-5550
           (Name, address, and telephone number of agent for service)


                                  CARL R. KLEIN
                              FREEBORN & PETERS LLP
                       311 SOUTH WACKER DRIVE, SUITE 3000
                             CHICAGO, IL 60606-6677
                                 (312) 360-6000
     (Name, address, and telephone number for copies of all communications)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                                           PROPOSED
 TITLE OF EACH                              PROPOSED       MAXIMUM        AGGREGATE
    CLASS OF             MAXIMUM            MAXIMUM       AGGREGATE       AMOUNT OF
SECURITIES TO BE       AMOUNT TO BE      OFFERING PRICE    OFFERING      REGISTRATION
   REGISTERED           REGISTERED          PER UNIT       PRICE(1)           FEE
   ----------           ----------       --------------   ----------     ------------
Common Stock,
$.005 par value         4,591,224          $1.09(1)       $5,004,434       $634.06(2)


--------------

(1) This price is used solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act and is estimated, based on the high and low prices of the common stock on August 23, 2004.


(2)   Previously paid.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2004.


The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                  M-WAVE, INC.

                        4,591,224 SHARES OF COMMON STOCK
                         OFFERED BY SELLING STOCKHOLDERS

      This prospectus relates to the sale of up to 4,591,224 shares of our common stock by selling stockholders. The selling stockholders will receive the common stock upon conversion of our outstanding Series A Preferred Stock and upon exercise of our outstanding warrants. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of our shares by the selling stockholders or from the conversion of the Series A Preferred Stock. If the warrants are exercised in full, we would receive proceeds of $1,943,100. We will use the proceeds from any exercise of warrants for general working capital purposes consistent with our business strategy, including potential acquisitions.


      Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "MWAV." On September 10, 2004, the last reported sale price for our common stock as reported on the Nasdaq SmallCap Market was $1.04 per share.


      THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 BEFORE PURCHASING OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  M-WAVE, INC.
                              475 Industrial Drive
                          West Chicago, Illinois 60185
                                 (630) 562-5550

                                TABLE OF CONTENTS

SECTION                                                                            PAGE
-------                                                                            ----
Prospectus Summary                                                                     1
Risk Factors                                                                           3
Forward-Looking Statements                                                             6
Market for Our Shares                                                                  6
Management's Discussions and Analysis of Financial Condition and
   Results of Operations                                                               7
Use of Proceeds                                                                       29
Business                                                                              29
Management                                                                            36
Certain Transactions                                                                  40
Principal Stockholders                                                                42
Selling Stockholders                                                                  44
Plan of Distribution                                                                  45
Description of Capital Stock                                                          46
Legal Matters                                                                         47
Experts                                                                               47
Further Information                                                                   48
Index to Financial Statements                                                        F-1


Unless otherwise specified, the information in this prospectus is set forth as of September 24, 2004, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

                               PROSPECTUS SUMMARY

      This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus including "Risk Factors" and the consolidated financial statements before making an investment decision.

THE COMPANY

      M~Wave, Inc. is a value-added service provider of high-performance printed circuit boards used in a variety of digital and high-frequency applications for telecommunications and industrial electronics applications. M~Wave satisfies its customers' requirements for telecommunications and industrial electronics application by outsourcing and coordinating the manufacture of such boards through suppliers located domestically and in the Far East ("Virtual Manufacturing"). Virtual Manufacturing supplies many of the printed circuit needs of our customers by managing the complete procurement process, including certain aspects of the supply chain like onsite just-in-time warehousing, as well as strategic stocking and specialized terms. Prototypes, quick-turn production runs and shorter production runs are produced domestically under our strategic operating alliance with American Standard Circuits, Inc. of Franklin Park, Illinois, and other manufacturing partners under defined arrangements. Longer production runs are handled by lower-cost suppliers in the Far East.

      Through our suppliers, we provide customer-specified bonded assemblies consisting of a printed circuit boards that are bonded in some manner to metal carriers or pallets. Bonding techniques include Flexlink(TM) and Flexlink II(TM), processes for which patents were granted to us in 1993, 1994 and 1995. We currently use Flexlink II(TM) in our bonding process associated with RF applications.

      Our printed circuit boards and bonded assemblies are used in a variety of telecommunications and industrial electronic applications. Many of our bonded printed circuit boards are Teflon(TM) based and are advantageous for Radio Frequency ("RF") microwave and other wireless systems because of their extremely low power losses, coupled with stable, predictable electrical characteristics.

      M~Wave, Inc. was incorporated in Delaware in January 1992. Our executive offices are located at 475 Industrial Drive, West Chicago, Illinois, 60185, and our telephone number is (630) 562-5550. Our website is http://www.mwav.com. Presently, SEC filings are not available on our website but, if requested, we will provide electronic or paper copies of SEC filings free of charge.

THE OFFERING BY THE SELLING STOCKHOLDERS

      On July 28, 2004, we issued 30,000 shares of our Series A Preferred Stock to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. (the "Purchasers"), for $100 per share, or an aggregate of $3,000,000, following shareholder approval of the transaction on July 27, 2004, as required by NASDAQ Marketplace Rules. We also issued warrants to purchase an aggregate of 1,530,000 shares of common stock, in consideration for the aggregate proceeds of $3,000,000, to the Purchasers and Mercator Advisory Group, LLC, an affiliate of the Purchasers. We paid a due diligence fee of $160,000 and legal expenses of $15,000 to Mercator Advisory Group, LLC.

      The Series A Preferred Stock is nonvoting, bears no dividend, has no sinking fund provisions, and has a sole preference of priority at par in liquidation over our common stock and any prior or subsequent series of preferred stock. Each share of Series A Preferred Stock is convertible into shares of common stock at $100 per share of preferred stock and a conversion price for the common stock equal to 85% of the market price of our common stock at the time of the conversion; provided that in no event shall the conversion price be less than $0.98 per share or greater than $1.15. The warrants were allocated among the designated recipients by Mercator Advisory Group, LLC, on the closing date of the sale of the Series A Preferred Stock, and are exercisable for three years at an exercise price of $1.27.

      In connection with the issuance of the Series A Preferred Stock and warrants, we agreed to file a registration statement with the U.S. Securities and Exchange Commission ("SEC") registering the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants, and to use diligent efforts to have the registration statement declared effective within 90 days (120 days if the SEC reviews the filing) after the initial filing of the registration statement. Under the terms of the agreements with the Purchasers, the ownership of our common stock by the Purchasers will not exceed 9.9% of the total outstanding shares at any one time. In addition, the Purchasers agreed not to sell, in any trading day, shares of our common stock in excess of 15% of the total shares traded on such trading day.

      Under this prospectus, the selling stockholders are offering up to 4,591,224 shares of our common stock, which are the shares issuable upon conversion of the Series A Preferred Stock and upon exercise of the warrants described above. On August 18, 2004, there were 4,444,444 shares of our common stock outstanding. Upon the exercise of the warrants described above, and the conversion of the maximum number of shares issuable upon conversion of the Series A Preferred Stock, the number of shares offered by this prospectus represents 50.8% of our total common stock outstanding on August 18, 2004. The selling stockholders are not required to sell their shares, and any sales of common stock by the selling stockholders are entirely at the discretion of the selling stockholders.

      In connection with the purchase of the Series A Preferred Stock and warrants, the Purchasers agreed not to engage in private sales to third parties of more than an aggregate of 688,684 shares of the common stock received upon conversion of the Series A Preferred Stock and exercise of the warrants. The shares covered by this prospectus are being registered to permit the selling stockholders and any of their respective successors-in-interest to offer the respective Shares for resale from time to time.

      We will receive no proceeds from the sale of shares of common stock in this offering. However, if all of the warrants are exercised in full, we would receive $1,943,100 in proceeds. Any proceeds received upon the exercise of such options and warrants will be used for general working capital purposes consistent with our business strategy, including potential acquisitions.

TRADING INFORMATION


      Our stock trades on the Nasdaq SmallCap Market under the symbol "MWAV." On September 10, 2004, the last reported sale price for our common stock was $1.04 per share.

                                  RISK FACTORS

      You should carefully consider the following factors that may affect our business, future operating results and financial condition, as well as other information included in this prospectus. The risk and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected.

WE HAVE EXPERIENCED FLUCTUATIONS IN QUARTERLY OPERATING RESULTS WHICH HAVE RESULTED IN LOSSES IN THE PAST TWO FISCAL YEARS.

      Our quarterly results of operations are subject to significant variation for a variety of reasons, including the following:

      -     The timing and volume of our customers' orders;

      -     Price and competition;

      - Changes in mix of products we sell, between higher-margin, lower-volume products for digital applications and lower-margin, higher-volume products for RF applications; and

      - Demand for the products or the procurement and supply-chain services that we provide.

      Each of these factors has had in the past, and may have in the future, an adverse effect on our quarterly operating results. In fact, we have sustained significant operating losses in fiscal years 2002 and 2003, as reflected in our financial statements included herein. Any inability to adjust spending quickly enough to compensate for any revenue shortfalls may magnify the adverse impact of such revenue shortfalls on our results of operations. As a result, our operating results may vary significantly from one quarter to the next.

      For the first six months of 2004, our sales were $9.5 million, an increase of 29% over $7.34 million in sales for the comparable six months in 2003. Net income for the first six months of 2004 was $144,000, or $.03 per share, compared with a net loss of $8.29 million, or ($1.87) per share, in the same period of 2003. We can not assure that these results will continue in future periods.

OUR LIQUIDITY AND CAPITAL RESOURCES ARE LIMITED.

      Our ability to fund working capital and anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions, financial conditions, our customers, actions of our domestic and international competitors, and other factors that are beyond our control. Our ability to fund operating activities is also dependent upon (a) our anticipated receipt of approximately $0.6 million in Federal tax refunds, (b) proceeds of a potential sale of our former facility in Bensenville, Illinois, which is currently for sale, (c) our ability to effectively manage our expenses in relation to revenues, and (d) our ability to access external sources of financing. Based upon the current level of operations and anticipated growth, we believe that the net proceeds received from our July 2004 sale of Series A Preferred Stock and warrants, together with future cash flow from operations, the anticipated receipt of the aforementioned tax refunds, proceeds from a potential sale of the Bensenville facility and funds from external sources of debt financing, will be adequate to meet our anticipated liquidity requirements over the next 12 months and will provide additional capital for potential acquisitions. We have obtained a $4.5 million secured, asset-based credit line with Silicon Valley Bank, as discussed below under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." There can be no assurances that our operations and access to external sources of financing will continue to provide resources sufficient to service our indebtedness after satisfying liabilities arising in the ordinary course of business.

      As a result of our restructuring and our credit history, we have limited credit terms available to us from our suppliers, which increases our reliance on bank financing and other financing and internal working capital to fund our operations.

WE RECENTLY CONVERTED FROM A MANUFACTURING BUSINESS TO A SERVICE PROVIDER.

      In 2003 and 2004, we restructured our operations to move out of direct manufacturing and sold our assets related to manufacturing, including our plant and equipment located in West Chicago, Illinois. We changed our business model, becoming a value-added intermediary and service provider of high-performance printed circuit boards used in a variety of digital and RF applications for telecommunications and industrial electronics applications. We satisfy our customers' requirements for telecommunications and industrial electronics application by outsourcing and coordinating the manufacture of such boards through a base of suppliers located domestically and in the Far East. If our services and new business model do not gain sufficient positive market acceptance, we may not achieve anticipated revenue, profits or continued viability. We are now fully dependent on third-party manufacturers and have no manufacturing capability of our own.

OUR AUDITORS HAVE ISSUED A STATEMENT INDICATING SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

      The report of independent auditors accompanying the consolidated financial statements in this prospectus states that there is substantial doubt about our ability to continue as a going concern, because we incurred a loss in the year ended December 31, 2003, and on such date, our current liabilities exceeded our current assets. See Note 3 in the Notes to the Consolidated Financial Statements for the year ended December 31, 2003.

IN THE PRINTED CIRCUIT BOARD MARKET, WE ARE SUBJECT TO INTENSE COMPETITION.

      We provide our services strictly to customers that are seeking to purchase high-quality printed circuit boards. The market for printed circuit boards is extremely competitive, particularly with respect to price, and we expect such competition to increase. The market for such products is sensitive to new product introductions or enhancements and marketing efforts by our competitors. We expect to experience increasing levels of competition in the future. We may not be able to establish and maintain our competitive position against current or potential competitors, which could cause our sales and profitability to fail to meet expectations.

WE ARE DEPENDENT ON A SMALL NUMBER OF MAJOR CUSTOMERS.

      Our three largest customers accounted for 48% of our net sales in 2003. We expect that a small number of customers will continue to account for a substantial majority of our sales and that the relative dollar amount and mix of products sold to any of these customers can change significantly from year to year. There can be no assurance that our major customers will continue to purchase products from us at current levels, or that the mix of products purchased will be in the same ratio. The loss of our largest customer or a change in the mix of product sales would have a material adverse effect on our business and financial condition.

WE ARE DEPENDENT ON A SMALL NUMBER OF DOMESTIC AND OVERSEAS MANUFACTURERS.

      We are dependent upon unaffiliated domestic and foreign companies for the manufacture of printed circuit boards as part of our Virtual Manufacturing process. Our arrangements with manufacturers are subject to the risks of doing business, such as import duties, trade restrictions, production delays due to unavailability of parts or components, transportation delays, work stoppages, foreign currency fluctuations, political instability and other factors, such as satisfaction of our delinquent liabilities with certain overseas vendors, which could have an adverse effect on our business, financial condition and results of operations. We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on our business, financial condition and results of operations because other manufacturers would be able to increase production to fulfill our requirements. However, the loss of certain suppliers, could, in the short-term, adversely affect our business until alternative supply arrangements were secured.

OUR SUCCESS DEPENDS ON THE EFFORTS OF KEY MANAGEMENT.


      We believe our success depends to a great degree upon the continued contributions of our key management, many of whom would be difficult to replace. In particular, we believe that our future success depends on Jim Mayer, our Chief Executive Officer, and Joseph A. Turek, our President and Chief Operating Officer. Mr. Mayer was the "architect" of our restructuring in 2003 and 2004, which continues to be implemented. Mr. Turek provides significant sales and engineering expertise. We presently do not maintain key person life insurance on Messrs. Mayer or Turek. If we experience the loss of the services of any of our key personnel, we may be unable to identify, attract or retain qualified personnel in the future, making it difficult to manage our business and meet key objectives, or achieve or sustain profits.


SINCE OUR COMMON STOCK IS THINLY TRADED, IT CAN BE SUBJECT TO EXTREME RISES OR DECLINES IN PRICE, AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID.

      You may have difficulty reselling shares of our common stock. You may not be able to resell your shares at or above the price you paid, or at a fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company.

                           FORWARD-LOOKING STATEMENTS

      This registration statement, as well as our other reports filed with the SEC and our press releases and other communications, contain forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding our expected financial position, results of operations, cash flows, dividends, financing plans, strategy, budgets, capital and other expenditures, competitive positions, growth opportunities, benefits from new technology, plans and objectives of management, and markets for stock. These forward-looking statements are based largely on our expectations and, like any other business, are subject to a number of risks and uncertainties, many of which are beyond our control. The risks include those stated in the "Risk Factors" section of this registration statement and economic, competitive and other factors affecting our operations, markets, products and services, expansion strategies and other factors discussed elsewhere in this registration statement and the other documents we have filed with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this registration statement will in fact prove accurate, and our actual results may differ materially from the forward-looking statements.

                              MARKET FOR OUR SHARES

MARKET INFORMATION


      Our common stock is traded on the NASDAQ SmallCap Market (trading symbol
MWAV). The following table sets forth, for the calendar periods indicated, the range of the high and low last reported sales prices of the common stock from January 1, 2002 through June 30, 2004 as reported by the NASDAQ.


       PERIOD                        LOW           HIGH
       ------                        ---           ----
First Quarter 2002                $   5.35       $   8.10
Second Quarter 2002                   3.65           6.84
Third Quarter 2002                    0.77           3.56
Fourth Quarter 2002                   0.75           2.62

First Quarter 2003                    0.78           1.49
Second Quarter 2003                   0.43           1.00
Third Quarter 2003                    0.60           1.10
Fourth Quarter 2003                   0.45           1.00

First Quarter 2004                $   0.61       $   4.31
Second Quarter 2004               $   1.15       $   3.65

HOLDERS AND DIVIDEND POLICY

      As of August 18, 2004, there were approximately 100 shareholders of record owning our common stock. We did not pay any dividends on our common stock in 2002 or 2003, or to date in 2004, and we intend not to pay dividends in the foreseeable future in order to reinvest future earnings in the business.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003

Overview

      M~Wave is a value-added service provider of high performance circuit boards used in a variety of digital and high frequency application for telecommunications and industrial electronics applications.

      M~Wave's business has been particularly challenging for the past two years, due to the downturn in the telecommunication industry and the resulting decline in customer demand. The Company continues to strive to increase its customer base by signing new supply chain management agreements with new and existing customers. Increasingly, the Company is serving as an intermediary for its U.S. customers by brokering the purchase of circuit boards through an established base of Asian producers with which it does business.

Critical Accounting Policies and Estimates

      Management Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that effect: (1) the reported amounts of assets and liabilities; (2) the disclosure of contingent liabilities; and (3) the reported amounts of sales and expenses during the reporting period. On an on-going basis, we evaluate and update our estimates and judgments, including those related to the collection of accounts receivable, valuation of inventory, impairment of long-lived assets, and amount of warranty obligations. We base our estimates and judgments on historical experience and on other factors that we believe to be reasonable under the circumstances, the results of which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different conditions. We believe the following critical accounting policies, among other policies, effect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition and Accounts Receivable

      The Company recognizes revenue upon the shipment of its products from its manufacturers to the customer provided that the Company has received a signed purchase order; the price is fixed, title has transferred, product returns are reasonably estimable; collection of resulting receivable is reasonably assured; there are no customer acceptance requirements and there are no remaining significant obligations. We maintain an allowance for estimated product returns based on historical experience. We also maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. This estimate is based on historical experience, current economic and industry conditions and the profile or our customer mix. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Allowance for Doubtful Accounts

      An allowance for doubtful accounts is maintained for potential credit losses. When evaluating the adequacy of our allowance for doubtful accounts, management specifically analyzes accounts receivable on a client-by-client basis, including customer credit worthiness and current economic trends, and records any necessary bad debt expense based on the best estimate of the facts known to date. Should the facts regarding the collectability of receivables change, the resulting change in the allowance would be charged or credited to income in the period such determination is made. Such a change could materially impact our financial position and results of operations.

Inventory

      Inventory is valued at the lower of cost or market value and includes materials, labor and manufacturing overhead. Reserves are provided for estimated obsolescence or non-marketability equal to the difference between the cost of the inventory and its estimated market value based on assumptions about future demand and market conditions. If actual future demand or market conditions were to be less favorable than we projected, additional inventory write-downs may be required. The reserve for Inventory Obsolescence is $435,000 for 2003 compared to $874,000 in 2002. The reserve was based on specific items identified in the ending inventory.

Long-lived Assets

      We review long-lived assets for impairment when circumstances indicate that the carrying amount may not be recoverable. Factors which could trigger an impairment review include significant decline in operating results relative to historical or projected future operating results, significant changes in the manner of our use of assets, changes in technology or significant negative or economic trends. If this review indicates that the value of an asset may be impaired, an evaluation of the recoverability of the net carrying value of the asset over its remaining useful life is made. If this evaluation indicates that the value of the asset is not recoverable, the net carrying value of the asset will be reduced to the fair value and the remaining depreciation period may be adjusted. Any such impairment charge could be significant and could have a material adverse effect on our financial statements if and when an impairment charge is recorded. The Company recorded impairment of building, plant and equipment charges in 2003 of $7,452,000.

Warranty

      We provide for the estimated cost of the product warranties at the time revenue is recognized. The warranty obligation includes a provision based on historical experience, as well as reserves for specific issues we identify. To the extent actual warranty charges vary from our historical experience, revisions to the estimated warranty liability may be required.

Accounting for Income Taxes

      We use an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided using currently enacted tax rates when tax laws and financial accounting standards differ with respect to the amount of income for a year and the basis of assets and liabilities. Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have generated certain deferred tax assets as a result of operating losses and temporary differences between book and tax accounting. Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes," requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. For the year ended December 31, 2003, we recorded a full valuation allowance against our deferred tax assets of approximately $4,301,000, as a result of operating losses incurred and reported in 2003, and the uncertainty of the timing and amount of future taxable income. If the realization of our deferred tax assets in future periods is considered more likely than not, an adjustment to our deferred tax asset would increase net income in the period such determination is made. The amount of deferred tax assets considered realizable is based on significant estimates. Changes in these estimates could materially affect our financial condition and results of operations in future periods.

Stock-Based Compensation

      We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation costs for employee stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock.

Other

      Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. Policies relating to fair value of financial instruments, depreciation, and income taxes require judgments on complex matters that are often subject to multiple external sources of authoritative guidance such as the Financial Accounting Standards Board, Securities and Exchange Commission, etc. Although no specific conclusions reached by these authorities appear likely to cause a material change in the Company's accounting policies, outcomes cannot be predicted with confidence. Also see Note 2 to the Company's Consolidated Financial Statements, which provide a summary of the Company's significant accounting policies.

Results of Operations

      Listed below are the related expenses for 2003, 2002 and 2001, as a percent of sales.

                                                                         2003               2002              2001
                                                                         ----               ----              ----
Net sales                                                               100.0%              100.0%            100.0%
Cost of goods sold                                                      112.4               110.4              81.1
                                                                        -----               -----             -----
    Gross profit                                                        (12.4)              (10.4)             18.9
                                                                        -----               -----             -----

Operating expenses:
    General and administrative                                           16.9                11.0               5.0
    Selling and marketing                                                 9.5                 6.8               2.8
    Impairment of building and equipment                                 52.5                 0.0               0.0
    Restructuring Expense                                                 0.0                 7.8               0.0
                                                                         ----                ----               ---

    Total operating expenses                                             78.9                25.6               7.8
                                                                        -----               -----              ----

Operating income (loss)                                                 (91.3)              (36.0)             11.1

Interest income (expense) - net                                           0.0                (0.6)             (0.5)
Rental income                                                             0.0                 0.0               0.3
Debt forgiveness                                                          1.9                 0.0               0.0
Gain (loss) on disposal of equipment                                      0.1                (0.4)              0.5
                                                                        -----               -----              ----
    Total other income (expense)                                          2.0                (1.0)              0.3
                                                                        -----               -----              ----

Income (loss) before income taxes                                       (89.3)              (37.0)             11.4

Income tax expense (benefit)                                             (4.4)              (14.6)              4.5
                                                                        -----               -----              ----
Net income (loss)                                                       (84.9)%             (22.4)%             6.9%
                                                                        =====               =====              ====

Subsequent Events

      On February 3, 2004, the Company announced a major restructuring of its balance sheet and its operating model that included the sale of its West Chicago plant and equipment to firms associated with the signing of a Strategic Operating Alliance (SOA) agreement with Franklin Park, IL based American Standard Circuits, Inc. (ASC). In connection with the asset sales and signing of the SOA agreement, the Company also announced retirement of its $2.422 million debt to Bank One, NA that included releases of liens on the collateral securing the note. The Company further indicated that delinquent balances to its trade creditors would be reduced approximately $200,000 in line with its previously negotiated terms.

      The Company, through its wholly owned manufacturing subsidiary, Poly Circuits, Inc., historically has been a value-added, domestic producer and international service provider of high performance printed circuit boards (PCBs) used in a variety of digital and RF applications.

      The Company's restructuring began in May 2003, necessitated by a continued and unprecedented fall of the telecom sector, with the resultant 70% decrease in net sales. It was determined that the Company could not absorb its direct and administrative costs based on then current and projected business levels, nor could it efficiently manufacture digital and RF PCB's.

      The heart of the Company's business model is not to be a low-cost domestic manufacturer, but to operate a low-cost, high performance supply chain "pipeline" that offers middle market customers a "cradle-to-grave" approach to digital and RF PCB procurement, beginning with the birth of a product that requires domestic quick-turn, proto-types, pilot production runs, and that evolves into mass production in Asia. The Company had, from its Singapore office, achieved working partnerships with more than 20 Asian manufacturers where the Company extended its procurement and supply-chain services for its middle-market customers, a process referred to as "Virtual Manufacturing" (VM).

      In response to the challenging time, the Company's management and advisors developed the Strategic Operating Alliance (SOA) concept under which the company, after significant due diligence and investigation of several local PCB producers, has teamed with a local manufacturer: American Standard Circuits, Inc. (ASC) of Franklin Park, IL. Under the SOA agreement, production will transition from the Company to ASC, in a blending of a traditional outsourcing and a joint venture in one vehicle.

      The SOA agreement enables ASC to immediately take over manufacturing at the Company's facility, and, simultaneously acquire certain assets, allowing the Company to free up cash, reduce debt, while assuming joint tenancy in West Chicago with ASC, in a seamless transition that expands the company's Far East VM model to a domestic strategy as well.

Further Highlights of Restructuring

      (a) Under the SOA, ASC will provide the domestic manufacturing required by the Company's customers and be paid for finished product as a supplier to the Company. The Company will maintain the sales, support, manufacturing oversight, and logistics for its customers. The term of the SOA agreement is initially two years.

      (b) Under the SOA, the Company issued 5-year warrants to Mr. Gordhan Patel, principal shareholder and CEO of ASC for the purchase of 500,000 shares of its common stock at $1.35 per share, which vests on the first anniversary of the SOA agreement or upon an earlier sale of the Company (if applicable), and M-Wave was granted by ASC the right to receive 8% of the gain over book value arising from a sale of ASC to a third party occurring on or after the first anniversary of the SOA agreement (if applicable).

      (c) The Company sold its West Chicago plant to an affiliate of ASC for a cash price of approximately $2,000,000. ASC has leased the manufacturing portion of that plant from the new owner to enable it to manufacture as required under the SOA.

      (d) The Company has leased a portion of the West Chicago facility to maintain its offices from which it will operate its domestic and international VM, supply chain management, and consulting businesses in close proximity to the domestic manufacturing being performed for its customers by ASC.

      (e) The Company sold the major portion of its manufacturing equipment at the West Chicago facility to a newly formed limited liability company (LLC) for a cash price of $800,000 and a 20% preferred and secured interest in that entity. ASC is the other member of the LLC and has leased the use of the equipment from it. The Company's preferred interest enables it to receive, in any liquidation, the cash proceeds of the present value of the equipment in excess of the $800,000 already received before ASC receives any distribution, and distributions are thereafter made 80% to ASC and 20% to the Company.

      Continuing with its restructuring strategy, the Company confirmed its intention to sell its prior plant and improvements located in Bensenville, Illinois as soon as practicable.

COMPARISON OF 2003 AND 2002

Net Sales

      Net sales for 2003 decreased 37% to $14.2 million from $22.5 million in 2002. The decrease in net sales is related to a drop in demand in the high-frequency applications offset partially by increased demand in industrial electronic applications. Net sales in 2002 also included two non-recurring events that boosted net sales by $3,600,000. These events were the result of (1) a cancellation charge of approximately $2.5 million paid by Lucent related to the discontinuation of several products and (2) a one-time shipment of inventory for approximately $1.0 million that the Company was holding for Westell. Had these events not occurred the net sales for 2002 would have been approximately $18,868,000.

      The Company's three largest customers: Westell, Celestica and Remec, accounted for 48% of the Company's net sales in 2003 compared to 62% in 2002. Net sales to Westell decreased $2,605,000 to $3,951,000 in 2003. Celestica decreased $5,656,000 to $1,746,000 in 2003. Net sales to Remec increased by $1,138,000 to $1,141,000 in 2003.

Gross Profit (Loss) and Cost of Goods Sold

      The Company's gross loss for 2003 was $1,763,000 compared to a gross loss of $2,326,000 for 2002. 2002 included two non-recurring events that boosted revenue by $3,600,000 and gross margin by $2,500,000. These events were a result of the end of life of several products we produced for Lucent and shipment of inventory we were holding for Westell. Had these events not occurred, the gross loss for 2002 would have been approximately $4,826,000. The gross loss for 2003 is a result of underutilization of the manufacturing facility in West Chicago, Illinois for the first nine months of 2003. In September 2003 the Company exited direct manufacturing entering into an operating consulting agreement with ASC that transferred to it oversight for manufacturing as a precursor to the Strategic Operating Alliance agreement (see Subsequent Events) signed February 3, 2004. This resulted in a positive gross profit of approximating $250,000 in the fourth quarter of 2003.

      The Company has a total reserve for inventory obsolescence of $435,000 at December 31, 2003 and $874,000 at December 31, 2002. Substantially all of the reserve for inventory obsolescence is related to specific inventory. The inventory obsolescence reserve requires the use of estimates. The Company believes the techniques and assumptions used in establishing the reserve is appropriate. See Financial Statement Schedules on page 31.

Operating Expenses

      General and administrative expenses were $2,394,000 or 16.9% of net sales in 2003, compared to $2,471,000 or 11.0% of net sales in 2001. General and administrative expenses consist primarily of salaries and benefits, professional services, depreciation of office equipment, computer systems and occupancy expenses. Legal fees were up $351,000 relating to the Strategic Operating Alliance, refinancing of the Industrial Revenue Bond and other corporate matters. The Company expensed $289,000 in 2002 of initial costs related to the Industrial Revenue Bond.

      Selling and marketing expenses were $1,345,000 or 9.5% of net sales in 2003, compared to $1,528,000 or 6.8% of net sales in 2002. Selling and marketing expenses include the cost of salaries, advertising and promoting the Company's products and the commissions paid to independent sales organizations. Payroll related expenses were down $94,000 with the elimination of two regional sales managers and support staff. Commissions paid to independent sales organizations were up $34,000.

      The Company recorded impairment of building, plant and equipment charges in 2003 of $7,452,000. The charge was recorded to comply with FASB statement No. 144, which requires the Company to (a) recognize an impairment loss when the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure the impairment losses as the difference between the carrying amount and the fair value of the asset. On September 30, 2003, the fair value of the West Chicago, Illinois property was estimated at approximately $2,000,000 and the machinery and equipment at $1,929,000. This resulted in a write-down of the assets of $7,452,000, during 2003.

      Restructuring expenses were $1,752,000 or 7.8% of net sales in 2002. Restructuring expenses include costs associated with the closing, cleanup and the future disposition of the Bensenville facilities.

Operating Loss

      Operating loss was $12,954,000 or 91.3% of net sales in 2003, compared to an operating loss of $8,077,000 or 36.0% of net sales in 2002. The change in operating income can be summarized as follows:

Decrease in net sales                                                                        $   857,000
Decrease in gross margin                                                                        (294,000)
Impairment of building and equipment                                                          (7,452,000)
Restructuring expense                                                                          1,752,000
Decrease in operating expenses                                                                   259,000
                                                                                             -----------

Decrease in operating income                                                                 $(4,878,000)
                                                                                             ===========

Interest Income

      Interest income from short-term investments was $164,000 in 2003 compared to $195,000 in 2002.

Interest Expense

      Interest expense, primarily related to new borrowings for the West Chicago facility, was $176,000 in 2003 compared to $334,000 in 2002.

Gain on disposal of fixed assets

      The Company recorded a gain of $34,000 in 2003 relating to the sale of certain assets in the Bensenville facility. The Company recorded a loss of $96,000 in 2002 relating to the certain sale of assets in the Bensenville facility.

Income Taxes

      The Company had an effective tax credit of 4.4% in 2003 compared to an effective tax credit of 39.5% in 2002. The Company's tax credit is limited to expected tax refunds approximating $823,000 for 2003.

COMPARISON OF 2002 AND 2001

Net Sales

      Net sales for 2002 decreased 59% to $22.5 million from $54.8 million in 2001. The decrease in net sales is related to the telecommunication industry, which saw demands reduced by approximately $39,700,000 from 2001 requirements. The Company was able to offset some of the decrease in demand for telecommunication related products by promoting its "Virtual Manufacturing" business model and entering into the industrial electronics market. Virtual Manufacturing allows the Company to increase its manufacturing capabilities without "bricks and mortar" by using global suppliers to manufacture all types of high-quality printed circuits at lower than domestic suppliers. The Company developed sub-contracting relationships in 2002 and 2001 with Asian suppliers to create its "Virtual Manufacturing" business. The Company begins the process by manufacturing prototype or pre-production printed circuits at our former wholly owned subsidiary, Poly Circuits, Inc. As our customer requirements develop into higher volumes we broaden our capability by sub-contracting PCB's to our Asian partners while adding value to our customers for the service that may include warehousing and logistics as well. Other value adding can include options like: supply chain management, bonding, plating, impress storehouses, repackaging and final inspection of specified quantities. The Company signed contracts with eleven new virtual manufacturing customers in 2002. Virtual Manufacturing accounted for approximately 76% of the Company's net sales for 2002 and 90% of the Company's net sales in 2001.

      The Company's three largest customers: Celestica, Westell and Lucent, accounted for 71% of the Company's net sales in 2002 compared to 90% in 2001. Net sales to Celestica decreased $4,218,000 to $7,055,000 in 2002. Westell was a new customer in 2002 with sales of $6,580,000. Net sales to Lucent decreased by $35,493,000 to $2,506,000 in 2002, of which most of the sales to Lucent related to an end of life sale. On September 1, 2001, Lucent transferred a segment of their manufacturing operations at Columbus, Ohio to Celestica. Celestica is based in Toronto, Canada. On September 1, 2001 Lucent also transferred most of their open purchase orders with the Company to Celestica.

Gross Profit (Loss) and Cost of Goods Sold

      Gross profit decreased $12,697,000 in 2002 from $10,372,000 in 2001 to $(2,326,000) in 2002. Gross margin decreased to approximately (10%) in 2002 from approximately 19% in 2001. The decrease in gross profit is a result of the decrease in net sales, under utilization of the manufacturing facility, the write-down in inventory, a drop in demand in the telecommunications industry. The closing and consolidation of the Bensenville facility into the West Chicago facility also allowed the Company to reduce personnel from approximately 180 employees during the second quarter of 2002 to approximately 116 employees at year ended December 31, 2002. The reduction included both hourly and salary employees.

      During 2002, one manufacturer accounted for approximately 24% of the printed circuit boards supplied to the Company compared to 60% in 2001. The Company has a total reserve for inventory obsolescence of $874,000 at December 31, 2002 and $2,027,000 at December 31, 2001. Substantially all of the reserve for inventory obsolescence is related to specific inventory. The inventory obsolescence reserve requires the use of estimates. The Company believes the techniques and assumptions used in establishing the reserve is appropriate. See Financial Statement Schedules on page 31.

Operating Expenses

      General and administrative expenses were $2,471,000 or 11.0% of net sales in 2002, compared to $2,722,000 or 5.0% of net sales in 2001. General and administrative expenses consist primarily of salaries and benefits, professional services, depreciation of office equipment, computer systems and occupancy expenses. Payroll related expenses were down $399,000 due to a reduction in staff and bonus paid to administrative personnel. Professional services were up approximately $129,000. The Company also expensed $289,000 in 2002 of initial costs related to the Industrial Revenue Bond.

      Selling and marketing expenses were $1,528,000 or 6.8% of net sales in 2002, compared to $1,536,000 or 2.8% of net sales in 2001. Selling and marketing expenses include the cost of salaries, advertising and promoting the Company's products and the commissions paid to independent sales organizations. Payroll related expenses were up $352,000 with the addition of two regional sales managers and support staff. Commissions paid to independent sales organizations were down $436,000.

      Restructuring expenses were $1,752,000 or 7.8% of net sales in 2002. Restructuring expenses include costs associated with the closing, cleanup and the future disposition of the Bensenville facilities.

Operating Loss

      Operating loss was $8,077,000 or 35.9% of net sales in 2002, compared to an operating income of $6,113,000 or 11.1% of net sales in 2001. The change in operating income can be summarized as follows:

Decrease in net sales                                                                     $   (6,122,000)
Decrease in gross margin                                                                      (6,576,000)
Decrease in operating expenses                                                                (1,492,000)
                                                                                         ---------------
Decrease in operating income                                                             ($   14,190,000)
                                                                                         ===============

Interest Income

         Interest income from short-term investments was $195,000 in 2002 compared to $112,000 in 2001.

Interest Expense

      Interest expense, primarily related to new borrowings for the West Chicago facility, was $334,000 in 2002 compared to $425,000 in 2001.

Rental Income

      Rental income, primarily relating to the P C Dynamics facility, was $176,000 in 2001. The Company sold the P C Dynamics facility in the fourth quarter of 2001.

Gain on Disposal of Fixed Assets

      The Company recorded a loss of $96,000 in 2002 relating to the sale of assets in the Bensenville facility. The Company recorded a gain of $291,000 relating to the sale of the P C Dynamics facility in the fourth quarter of 2001.

Income Taxes

      The Company had an effective tax credit of 39.5% in 2002 compared to an effective tax rate of 39.4% in 2001.

LIQUIDITY AND CAPITAL RESOURCES

      The Company completed a material restructuring of its balance sheet and operations in February 2004.

      Net cash provided by operations was $1,315,000, $1,516,000 and $11,410,000 in 2003, 2002 and 2001, respectively. Inventories decreased $1,169,000 at year ended December 31, 2003, as the Company exited direct domestic manufacturing by using operating and strategic partnerships with ASC and Asian printed circuit board manufacturers. Accounts receivable were up $449,000 due to increased sales in the fourth quarter of 2003 compared to the fourth quarter of 2002. Days sales outstanding is at 55 days, 51 days and 58 days at December 31, 2003, 2002 and 2001, respectively. Depreciation and amortization in 2003 was $592,000, down $854,000 from 2002 and down $775,000 from 2001. The Company recorded impairment of building, plant and equipment in 2003 of $7,452,000 that reduced depreciation expense in 2003. Accounts Payable was up $658,000 over 2002 and $1,253,000 over 2001. The Company received Income Tax refunds of approximately $4,510,000 in 2003. Purchases of property, plant and equipment were $54,000, $2,997,000, and $7,558,000 in 2003, 2002 and 2001, respectively. The Company purchased a new facility located in West Chicago in 2000 at a cost of approximately $1,600,000. Capital expenditures relating to the new West Chicago Facility were $2,856,000 in 2002 and $6,374,000 in 2001. The Company plans for minimal capital expenditures in 2004 as a result of exiting manufacturing.

Working Capital

      Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the Company's ability to fund working capital and anticipated capital expenditures, subject to general economic, financial, competitive and other factors that are beyond its control. The Company's ability to fund operating activities is also dependent upon (a) the Company's anticipated receipt of approximately $0.7 million in Federal tax refunds in April (b) proceeds of anticipated sales of fixed assets no longer required at the Company's Bensenville facility, (c) the Company's ability to effectively manage its expenses in relation to revenues,
(d) the Company's ability to continue to execute on its plans with vendors for reduction of outstanding balances in excess of payments made and (e) the Company's ability to access external sources of financing. In addition, the Company is continuing its efforts to sell its prior plant and improvements located in Bensenville, Illinois as soon as practicable.

      Based upon the current level of operations and anticipated growth, management believes that future cash flow from operations, receipt of the aforementioned tax refunds, proceeds from the sale of certain fixed assets, vendor payable reductions and funds obtained from a bridge receivables purchasing facility through Silicon Valley Bank (SVB) on March 31, 2004 will be adequate to meet its anticipated liquidity requirements over the next 12 months. In connection with the SVB bridge receivables purchasing facility the Company expects to further negotiate with SVB for a permanent $2.5 million revolving credit facility to replace the bridge facility, as contemplated therein. [see details below].

Financing - Subsequent Event

      On March 31, 2004 Silicon Valley Bank, N.A. (Bank) and the Company entered into the first of a two-step financing known as "Mini ABL" that will commence with an accounts receivable purchase facility. Under the facility, the Company can sell to the Bank, subject to Bank approval, up to 85% of the face value of approved invoices to a maximum of $2.5 million. The cost of the facility includes a 1/2% one-time discount, plus Prime rate plus 2.5 percent of interest. The Company and the Bank signed the Mini ABL agreement March 31, 2004. The initial proceeds to the Company were is $1.27 million.

      The proposed funding, if consummated, will be 85% advances against eligible accounts receivable with a $500k sub-limit on pre-sold inventory that does not exceed 33% of the total funding of $2.5 million.

Contracts and Obligations

      Under the terms of the Strategic Operating Alliance), so long as the Company is outsourcing manufacturing to ASC, the Company has certain contracts and continuing obligations to ASC, for the payment of various outsourcing expenses. It also has a five-year lease for its administrative offices, testing and shipping departments at the West Chicago location. In total these obligations approximate $41,000 monthly. The SOA, itself, is a renewable two-year agreement commencing February 2004.

      Additionally, under the terms of the first receivable financing facility with Silicon Valley Bank (SVB), known as "Mini ABL", the Company has a contract to sell, subject to Bank approval, up to $2.5 million of its approved accounts receivable invoices at a discount from face value of 1/2% but conditionally reduced 0.25% upon the achievement of operating profits of $200,000 by the end of the initial six months. The contract rate of interest is SVB's prime borrowing rate plus 2%. The term of the agreement is one year.

Inflation

      Management believes inflation has not had a material effect on the Company's operation or on its financial position.

NEW ACCOUNTING STANDARDS

      In January 2003, the FASB issued Interpretation No. 46 (FIN No. 46), "Consolidation of Variable Interest Entities." This is an interpretation of Accounting Research Bulletin No. 51, and addresses consolidation by business enterprises of variable interest entities, which have certain characteristics. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN No. 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. FIN No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated .

      In December 2003, FIN 46(R) was issued. There are multiple effective dates for initially applying FIN 46(R), some of which defer the application of FIN 46 (if it had not been applied as of December 24, 2003), based on whether the reporting enterprise is a public or nonpublic enterprise and the nature of the variable interest entity (VIE). For purposes of FIN 46(R), a public company is any entity (a) whose equity securities are traded in a public market, (b) that makes a filing with a regulatory agency in preparation for the sale of its equity securities in a public market, or (c) is controlled by an entity covered by (a) or (b). FIN 46(R) should be applied as follows:

      -     for all enterprises:

            - A disclosure is required in financial statements issued after December 31, 2003, if it is reasonably possible the reporting enterprise will consolidate or disclose information about a VIE when FIN 46(R) becomes effective

      -     for reporting enterprises that are public entities:

            - FIN 46 or FIN 46(R) should be applied to entities considered to be special-purpose entities (SPEs) no later than as of the end of the first reporting period ending after December 15, 2003 (as of December 31, 2003 for a calendar-year reporting enterprise). For this purpose, SPEs are entities that would have previously been accounted for under EITF Issue 90-15, "Impact of Nonsubstantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions," EITF Issue 96-21, "Implementation Issues in Accounting for Leasing Transactions involving Special-Purpose Entities," EITF Issue 97-1, "Implementation Issues in Accounting for Lease Transactions, including Those involving Special-Purpose Entities," and EITF Topic D-14, "Transactions involving Special-Purpose Entities." SPEs within the scope of this transition provision include any entity whose activities are primarily related to securitizations or other forms of asset-backed financings or single-lessee leasing arrangements.

            - FIN 46(R) should be applied to all entities within its scope by the end of the first reporting period that ends after

                  - March 15, 2004, for reporting enterprises that are not small business issuers (as defined by the SEC), that is, as of March 31, 2004 for calendar-year reporting enterprises

                  - December 15, 2004, for reporting enterprises that are small business issuers (that is, as of December 31, 2004 for calendar-year reporting enterprises).

      The Company does not expect that adoption of this interpretation will have a material effect on its results of operations or financial position.

      In December 2002, The FASB SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No.
123. This Statement amends SFAS No. 123, "Accounting for Stock-based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported amounts. The amendments to SFAS 123 in paragraphs 2(a)-2(e) of this Statement are effective for financial statements for fiscal years ending after December 15, 2002. The Company does not expect that adoption of this statement will have a material effect on its results of operations or financial position.

      In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The Company believes that the adoption of SFAS No. 149 will not have a material impact on the Company's results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In November 2003, the FASB issued FASB Staff Position Number 150-3, which deferred indefinitely the effective date of SFAS No. 150 as it relates to certain mandatory redeemable non-controlling interests. SFAS No. 150 was effective at the beginning of the first interim period beginning after June 15, 2003. The Company believes that the adoption of SFAS No. 150 will not have a material impact on the Company's results of operations or financial position.

Foreign Currency Transactions

      All of the Company's foreign transactions are negotiated, invoiced and paid in United States dollars.

SIX-MONTH PERIOD ENDED JUNE 30, 2004

RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2004 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2003

Net Sales

Net sales were approximately $5,592,000 for the quarter ended June 30, 2004, an increase of approximately $1,451,000 or 35% above the second quarter of 2003. The increase in sales is directly related to "RF" microwave sales that increased approximately $2,200,000 in the first quarter of 2004 while the Company's digital business decreased approximately $800,000 in the second quarter of 2004.

A significant portion of the Company's second quarter 2004 "RF" microwave sales were to three major customers. Net sales to Celestica were approximately $1,924,000 in the second quarter of 2004 compared to about $254,000 in the second quarter of 2003. Net sales to RF Power were approximately $272,000 in the second quarter of 2004 compared to about $93,000 in the second quarter of 2003. And net sales to Remec were approximately $473,000 in the second quarter of 2004 compared to approximately $262,000 in the second quarter of 2003.


The decrease in second quarter 2004 sales in the digital business segment of the Company were primarily the result of a significant reduction in sales to one customer. In this regard, sales to Westell were $21,000 in the second quarter of 2004 compared to $1,763,000 in the second quarter of 2003. Sales in the quarter to other customers remained generally on par with the prior year. Net sales to Federal Signal were $392,000 in the second quarter of 2004 compared to $319,000 in the second quarter of 2003. Net sales to Knowles were $434,000 in the second quarter of 2004 compared to $21,000 in the second quarter of 2003. Net sales to Rain Bird were $286,000 in the second quarter of 2004 compared to $275,000 in the second quarter of 2003.


Gross Profit (Loss) and Cost of Goods Sold

The Company's gross profit for the second quarter of 2004 was approximately $705,000, or 12.6%, compared to a gross loss of approximately $197,000, or -4.7%, for the second quarter of 2003. In September 2003, the Company began to phase out its manufacturing operations in preparation for the strategic operating alliance agreement (SOA) with ASC, which it consummated in February 2004. The Company presently purchases all of its printed circuit boards as finished products and distributes the finished products to its customers sourced domestically and from Asia.

Operating Expenses


General and administrative expenses were approximately $401,000 or 7.2% of net sales in the second quarter of 2004 compared to approximately $766,000 or 18.5% of net sales in the second quarter of 2003, a decrease of approximately $348,000. General and administrative expenses consist primarily of salaries and benefits, professional services, depreciation of office, equipment and computer systems and occupancy expenses. In comparison to the second quarter of 2003, payroll related expenses decreased $45,000. This decrease was net of separation charges of $106,000 recorded during the second quarter for the company's former CFO. Professional services, which include legal, auditing, and consulting fees decreased $68,000. Depreciation expense decreased $13,000 in the second quarter of 2004. The Company also reduced its travel expense by $53,000 based on actual results, its bad debt expense by $50,000 based on experience, and its legal expense by $47,000 based on actual results during the second quarter of 2004.

Selling and marketing expenses were approximately $362,000 or 6.5% of net sales in the second quarter of 2004 compared to approximately $377,000 or 9.1% of net sales in the second quarter of 2003. Selling and marketing expenses include the cost of salaries, advertising and promotion of the Company's products, and commissions paid to independent sales organizations. In comparison to the second quarter of 2003, commissions paid to independent sales organizations increased $50,000, payroll-related expenses decreased $62,000 with the reduction of regional sales managers in the third quarter of 2003, and travel expenses decreased $6,000 in the second quarter of 2004.

The Company recorded an impairment loss of $23,000 in the second quarter of 2004. The charge was recorded to adjust the carrying value of the investment in AM-Wave, LLC to its estimated net realizable value.

The Company recorded impairment of building charges in the second quarter of 2003 of $1,600,000. The Company estimated the fair value of the real estate at $4,000,000 in the first quarter of 2003. This amount was estimated in the first quarter of 2003 because the final appraisal was not received until June 3, 2003. The final appraisal of the real estate was $2,400,000. The additional charge was recorded to comply with FASB statement No. 144, which requires the Company to
(a) recognize an impairment loss when the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure the impairment losses as the difference between the carrying amount and the fair value of the asset. Since the revised fair value of the real estate was $2,400,000, this resulted in an additional write-down of the assets of $1,600,000 in the second quarter of 2003.

The Company recorded stock compensation expense in the second quarter of 2004 of approximately $66,000, of which $23,000 related to options issued in connection with the consulting agreement between the Company and Credit Support International LLC and $43,000 related to warrants issued to Gordhan Patel, owner of ASC, upon execution of the SOA.

Operating Loss


Operating loss was approximately $148,000 in the second quarter of 2004 compared to an operating loss of approximately $2,940,000 in the second quarter of 2003. The changes in operating loss reflect primarily the changes in gross profit, impairment losses, stock compensation, and other operating expenses as discussed above, which can be summarized as follows:


Increase in gross margin                      922,000
Decrease in impairment losses               1,577,000

Increase in stock compensation                (66,000)
Decrease in other operating expenses          342,000
                                           ----------
Decrease in operating loss                 $2,775,000

Interest Income

Interest income from short-term investments was approximately $10,000 in the second quarter of 2004 compared to approximately $45,000 in the second quarter of 2003. Payments on a $712,000 Note from Performance Interconnect Corporation
(PIC) were suspended by PIC in May 2004, and the Company is currently negotiating a settlement of the obligation due it.

Interest Expense


Interest expense, primarily related to the retired Industrial Revenue Bond administrated by Bank One, was approximately $46,000 in the second quarter of 2003. Interest expense in the second quarter of 2004 was approximately $61,000, related to financing with Silicon Valley Bank.


Other Income

Other income of approximately $321,000 in the second quarter of 2004 primarily related to forgiveness of debt as the Company entered into settlement agreements with certain vendors. Under terms of the vendor settlement agreements, the Company pays, immediately following the signing of each agreement, 50% of the vendor balances that are under $10,000. It pays trade balances in excess of $10,000 to vendors at 60% of the principal balance, payable in two payments staggered 60 days apart. The vendors then forgive one-half of the balance of such trade debt upon receipt of each partial payment. As of June 30, 2004, the Company has entered into vendor settlement agreements with vendors holding approximately $3.1 million of trade debt. As of June 30, 2004, the Company has recognized a cumulative gain on the forgiveness of trade debt relating to settlements with vendors of approximately $1,127,000, of which $439,000 was recorded during 2004. The Company expects to resolve the remaining balances of debt forgiveness during the third quarter of 2004.

Income Taxes

During the second quarter, the Company completed its 2003 income tax return. As a result of a prior period exemption to the Alternative Minimum Tax, expiring in 2002, the Company revised its estimated refund by approximately $113,000, and as a result, the Company is taking a charge in the current quarter. Management believes that the Company has adequate net operating loss carryforwards available that, if utilized, would offset any taxable income generated by the Company throughout the remainder of 2004. The Company's tax credit for 2004 is limited to expected tax refunds of approximately $618,000 in 2004.

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2003

Net Sales

Net sales were $9,508,000 for the six months ended June 30, 2004, an increase of $2,162,000 or 29% above the first six months of 2003. The increase in sales is directly related to "RF" wireless telecommunications sales that increased $3,700,000 in the first six months of 2004 while the Company's digital business decreased $1,600,000 in the first six months of 2004.


A significant portion of the Company's 2004 "RF" microwave sales were to three major customers. Net sales to Celestica were $2,621,000 in the first six months of 2004 compared to $358,000 in the first six months of 2003. Net sales to RF Power were $626,000 in the first six months of 2004 compared to $192,000 in the first six months of 2003. Net sales to Remec were $822,000 in the first six months of 2004 compared to $267,000 in the first six months of 2003.


The decrease in the six months of 2004 sales in the digital business segment of the Company were primarily the result of a significant reduction in sales to one customer. In this regard, sales to Westell were $30,000 in the first six months of 2004 compared to $3,270,000 in the first six months of 2003. Sales for the six months of 2003 to other customers remained generally on par with the prior year. Net sales to Federal Signal were $653,000 in the first six months of 2004 compared to $545,000 in the first six months of 2003. Net sales to Knowles were $630,000 in the first six months of 2004 compared to $25,000 in the first six months of 2003. Net sales to Rain Bird were $581,000 in the first six months of 2004 compared to $296,000 in the first six months of 2003.

Gross Profit (Loss) and Cost of Goods Sold

The Company's gross profit for the first six months of 2004 was $1,657,000, or 17.4%, compared to a gross loss of $1,925,000, or 26.2% for the first six months of 2003. In September 2003, the Company began to phase out its manufacturing operations in preparation for the strategic operating alliance (SOA) agreement with ASC, which it consummated in February 2004. The Company presently purchases all of its printed circuit boards as finished products and distributes the finished products to its customers.

Operating Expenses


General and administrative expenses were $870,000 or 9.1% of net sales for the first six months of 2004 compared to $1,343,000 or 18.3% of net sales in the first six months of 2003, a decrease of $456,000. General and administrative expenses consist primarily of salaries and benefits, professional services, depreciation of office, equipment and computer systems and occupancy expenses. Payroll related expenses decreased $208,000. Included in this figure is a reduction of the Company's insurance accruals of $30,000, as well as a one-time expense of $106,000 related to the separation agreement between the company and its former CFO. Professional services, which include legal, auditing, and consulting fees decreased $24,000. Included in this figure is a reduction of the Company's legal expense by $92,000, and a one-time expense of $61,000 related to negotiation of the bank financing agreement by CSI. The Company also reduced its travel expense by $53,000 and its allowance for bad debts by $50,000 during the first six months of 2004 based on actual experience. Depreciation expense decreased $43,000 in the first six months of 2004.


Selling and marketing expenses were $641,000 or 6.8% of net sales in the first six months of 2004 compared to $744,000 or 10.1% of net sales in the first six months of 2003. Selling and marketing expenses include the cost of salaries, advertising and promotion of the Company's products, and commissions paid to independent sales organizations. In comparison to the six months of 2003, commissions paid to independent sales organizations increased $31,000 due to increased sales. Payroll-related expenses decreased $119,000 with the reduction of regional sales managers in the third quarter of 2003, and travel expenses decreased $15,000 in the first six months of 2004.

The Company recorded an impairment loss of $159,000 in the first six months of 2004. The charge was recorded to adjust the carrying value of the investment in AM-Wave, LLC to its estimated net realizable value. The Company recorded impairment of building, plant and equipment charges in the first six months of 2003 of $5,178,000. The charge was recorded to comply with FASB statement No. 144, which requires the Company to (a) recognize an impairment loss when the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure the impairment losses as the difference between the carrying amount and the fair value of the asset. The fair value of the real estate was estimated at $2,400,000 and the machinery and equipment at $4,014,000. This resulted in a write-down of the assets of $5,178,000.

The Company recorded stock compensation expense in the first six months of 2004 of $148,000, of which $76,000 related to options issued in connection with the consulting agreement between the Company and Credit Support International, LLC and $72,000 related to warrants issued to Gordhan Patel, owner of ASC, upon execution of the SOA.

Operating Loss


Operating loss was $162,000 in the first six months of 2004 compared to an operating loss of $9,190,000 in the first six months of 2003. The changes in operating loss reflect primarily the changes in gross profit, impairment losses, stock compensation, and other operating expenses as discussed above, which can be summarized as follows:


Increase in gross margin                    3,603,000
Decrease in impairment losses               5,019,000
Increase in stock compensation               (148,000)
Decrease in other operating expenses          537,000
                                           ----------
Decrease in operating loss                 $9,011,000

Interest Income

Interest income from short-term investments was $41,000 in the first six months of 2004 compared to $86,000 in the first six months of 2003. Payments on a Note from Performance Interconnect Corporation (PIC) in principal amount of $712,000 were suspended by PIC in May 2004, and the Company is currently negotiating a settlement of that obligation owed to it.

Interest Expense

Interest expense, primarily related to the retired Industrial Revenue Bond involving Bank One, N.A. was $96,000 in the first six months of 2003. The Company recorded interest expense in the first six months of 2004 of $61,000 related to its financing agreement with Silicon Valley Bank.

Other Income

Other income of approximately $439,000 in the first six months of 2004 primarily relates to forgiveness of debt as the Company entered into settlement agreements with certain vendors. Under terms of the vendor settlement agreements, the Company pays, immediately following the signing of each agreement, 50% of the vendor balances that are under $10,000. It pays trade balances in excess of $10,000 to vendors at 60% of the principal balance, payable in two payments staggered 60 days apart. The vendors then forgive one-half of the balance of such trade debt upon receipt of each partial payment. As of June 30, 2004, the Company has entered into vendor settlement agreements with vendors holding approximately $3.1 million of trade debt. Through June 30, 2004, the Company has recognized a cumulative gain on the forgiveness of trade debt relating to settlements with vendors of approximately $1,127,000, of which $439,000 was recorded during 2004. The Company expects to resolve the balance of debt forgiveness during the third quarter of 2004.

Income Taxes

During the second quarter, the Company completed its 2003 income tax return. As a result of a prior period exemption to the Alternative Minimum Tax, expiring in 2002, the Company revised its estimated refund by approximately $113,000, and as a result, the Company is taking a charge in the current quarter. Management believes that the Company has adequate net operating loss carryforwards available that, if utilized, will offset any taxable income generated by the Company throughout 2004. The Company's tax credit for 2004 is limited to expected tax refunds of approximately $618,000 in 2004.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used by operations was $1,974,000 for the first six months of 2004 compared to $935,000 used by operations for the first six months of 2003.

Accounts receivable increased $1,094,000 due to increased sales. Inventories increased $421,000. Accounts payable decreased by $776,000 due to payment of debt forgiveness to vendors.

Capital expenditures were approximately $32,000 in the first six months of 2004 compared to $54,000 in the first six months of 2003. The Company has limited plans for capital expenditures in 2004.

Based upon the current level of operations and anticipated growth, management believes that future cash flow from operations, available revolving credit, receipt of tax refunds, proceeds from the sale of certain fixed assets, and vendor payable reductions will be adequate to meet its anticipated liquidity requirements for this fiscal year, including the remaining payments due to its vendors under settlement arrangements for the payment of its delinquent third party vendor obligations.

On June 28, 2004, the Company paid off its existing accounts receivable purchase facility with Silicon Valley Bank with the proceeds of a $4.5 million, two-year revolving credit line with the Bank, secured by all assets of the Company, including its accounts receivable and inventory. Under the facility, the Company may draw up to 85% of its eligible accounts receivable under 90 days aged, and up to $750,000 of finished goods inventory, so long as that inventory represents 33% or less of the total advanced at any one time and the total loan does not exceed $4.5 Million. The effective rate of interest is approximately 8% inclusive of one-time and servicing costs.

On February 3, 2004, the West Chicago facility was sold to an ASC affiliate and the equipment at that location was sold to a limited liability company controlled by ASC in which Company is the minority member. The Company does have a preferred and secured liquidation preference in the assets of that limited liability company. It has undertaken no financial obligations relevant to its financial condition with regard to the company.

The Company sold its West Chicago plant to the affiliate of ASC for a cash price of approximately $2,000,000. ASC has leased the manufacturing portion of that plant from the new owner to enable it to manufacture as required under the SOA.

The Company leased a portion of the West Chicago facility to maintain its offices from which it operates its domestic and international Virtual Manufacturing, supply chain management, and consulting businesses in close proximity to the domestic manufacturing being performed for its customers by ASC.

The Company sold and transferred the major portion of its manufacturing equipment at the West Chicago facility to the newly formed limited liability company for total consideration of $1,577,200. The Company received cash of $800,000 and a 20% preferred and secured ownership interest in the LLC. ASC is the other member of the LLC and has leased the use of the equipment from it.

On approximately February 3, 2004, the Company retired its debt of approximately $2,422,000 with Bank One, N. A. as part of the SOA transaction.

The Company also continues plans to sell its prior plant and improvements located in Bensenville, Illinois as soon as practicable.

The Company recorded stock option expense in the first six months of 2004 of $76,000 relating to options issued in connection with the consulting agreement between the Company and Credit Support International LLC. The options have an exercise price of $.67 per share, are valued at $91,192, and vest ratably over a period of 12 months. The options are recorded ratably as an increase to additional paid-in capital and recognized as stock compensation expense over the vesting period. Accordingly, the Company expects to record approximately $15,000 in the third quarter of 2004 relating to the consulting agreement.

The Company issued 5-year warrants to Gordhan Patel, owner of ASC, for the purchase of 500,000 shares of the Company's common stock at $1.35 per share, which vest ratably over the two-year SOA agreement or upon an earlier sale of the Company. The warrants are valued at $346,141 and will be recorded ratably as an increase to additional paid-in capital and recognized as stock compensation expense over the vesting period. Accordingly, the Company recorded stock compensation expense in the first six months of 2004 of $72,000 and expects to record approximately $43,000 in each of the remaining quarters of 2004.

The Company issued 7-year warrants to Silicon Valley Bank in connection with the financing agreement entered into during 2004, for the purchase of 500,000 shares of the Company's common stock at $1.51 per share, which vest ratably over a period of 24 months. The warrants are valued at approximately $225,000 and will be recorded ratably as an increase to additional paid-in capital and recognized as stock compensation expense over the vesting period. Accordingly, the Company expects to record approximately $28,000 in each of the remaining quarters of 2004.

On July 28, 2004, M-Wave issued 30,000 shares of the Company's newly designated Series A Preferred Stock to Mercator Momentum Fund LP; Mercator Momentum Fund III LP and Monarch Pointe Fund, Ltd. through Mercator Advisory Group LLC ("Mercator") for $100 per share, or an aggregate of $3 Million. The Preferred stock is convertible to up to 3,061,000 shares of Common Stock at the floor price of $.98 per share. The Company will also issue three-year warrants to purchase an aggregate of 1,530,000 shares of Common Stock at $1.27 per share to the three purchasers of the Series A Preferred Stock and to Mercator Advisory Group, LLC. The transaction netted M-Wave approximately $2.6 Million, net of estimated fees and expenses. The proceeds, in part, will be utilized to support inorganic growth by acquisition of smaller PCB producers' customer relationships, marketing and customer service functions, improvement of operating systems and general working capital. The value of the beneficial conversion feature of the preferred shares is estimated to be approximately $2 Million, and will be recorded as a preferred stock dividend in the statement of operations and an equivalent increase to the accumulated deficit during the third quarter. This expense recognition will be a one-time charge, and will result in a decrease to basic and diluted earnings per common share in the third quarter, but will have no effect on Stockholders' Equity. Below is the Company's pro forma balance sheet had the transaction been consummated as of June 30, 2004:

PRO FORMA BALANCE SHEET (item 1)

                                                         JUNE 30 2004
                                                         ------------
         ASSETS
CURRENT ASSETS:
         Cash and cash equivalents                      $  3,791,500
         Accounts receivable                               3,144,749
         Inventories                                       1,008,682
         Refundable income taxes                             618,128
         Prepaid expenses and other                           43,749
                                                        ------------
                  Total current assets                     8,606,808

PROPERTY, PLANT AND EQUIPMENT:
         Land, buildings and improvements                    177,238
         Machinery and equipment                             383,696
                                                        ------------
                  Total property, plant and equipment        560,934
         Less accumulated depreciation                       (18,000)
                                                        ------------
         Property, plant and equipment-net                   542,934

ASSETS TO BE DISPOSED OF, NET                                568,583
OTHER ASSETS                                                 617,740
                                                        ------------
TOTAL                                                   $ 10,336,065
                                                        ============

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
         Accounts payable                               $  3,589,160
         Accrued expenses                                    540,988
         Note Payable, Bank, Net                           2,593,527
                                                        ------------

                  Total current liabilities                6,723,675

DEFERRED INCOME TAXES                                              0
LONG-TERM DEBT                                                     0
STOCKHOLDERS' EQUITY:
         Preferred stock                                   1,756,146
         Common stock                                         30,901
         Additional paid-in capital                       11,582,849
         Retained earnings                                (7,472,336)
         Treasury stock                                   (2,285,170)
                                                        ------------
                  Total stockholders' equity               3,612,390
                                                        ------------
TOTAL                                                   $ 10,336,065
                                                        ============

(Item 1) - Assumes receipt of proceeds as of June 30, 2004 from the issuance of 30,000 shares of Series A Preferred Stock at $100 per Share, which were issued on July 28, 2004.

Inflation

Management believes inflation has not had a material effect on the Company's operation or on its financial position. However, expected supplier price increases that average approximately 8% may have a material effect on the Company's operations and financial position in the remainder of 2004, if the Company is unable to pass through those increases under its present contracts.

Foreign Currency Transactions

All of the Company's foreign transactions are negotiated, invoiced and paid in United States dollars.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, if all of the warrants are exercised in full, we would receive $1,943,100 in proceeds. Any proceeds received upon the exercise of such warrants will be used for general working capital purposes consistent with our business strategy, including potential acquisitions.

                                    BUSINESS

THE COMPANY

      M~Wave, Inc. is a value-added service provider of high-performance printed circuit boards used in a variety of digital and high-frequency applications for telecommunications and industrial electronics applications. M~Wave satisfies its customers' requirements for telecommunications and industrial electronics application by outsourcing and coordinating the manufacture of such boards through suppliers located domestically and in the Far East ("Virtual Manufacturing"). Prototypes, quick-turn production runs and shorter production runs are produced domestically under our strategic operating alliance with American Standard Circuits, Inc. of Franklin Park, Illinois, and other manufacturing partners under defined arrangements. Longer production runs are handled by lower-cost suppliers in the Far East.

      Virtual Manufacturing supplies many of the printed circuit needs of our customers by managing the complete procurement process, including certain aspects of the supply chain like onsite just-in-time warehousing, as well as strategic stocking and specialized terms. We deliver products when the customer needs them through implant storehouses, kan-ban, third-party logistics or just-in-time programs. We typically begin the Virtual Manufacturing process with our domestic suppliers manufacturing prototypes and pre-production pilot-run printed circuits domestically. We often work closely with customer personnel during this stage to finalize fabrication details and guidelines for final production. As customers' requirements for circuit boards develop into higher volumes, we contract the manufacture of the circuit boards to our Asian suppliers. We continue to monitor the production and quality control of the circuit boards and work with our customers and suppliers throughout the Virtual Manufacturing process. We believe that Virtual Manufacturing allows us to satisfy a broader range of our customers' printed circuit board requirements without incurring substantial capital expenditures for property, plant and equipment.

      Through our suppliers, we provide customer-specified bonded assemblies consisting of a printed circuit boards that are bonded in some manner to metal carriers or pallets. Bonding techniques include Flexlink(TM) and Flexlink II(TM), processes for which patents were granted to us in 1993, 1994 and 1995. We currently use Flexlink II(TM) in our bonding process associated with RF applications.

      Our printed circuit boards and bonded assemblies are used in a variety of telecommunications and industrial electronic applications. Many of our bonded printed circuit boards are Teflon(TM) based and are advantageous for Radio Frequency ("RF") microwave and other wireless systems because of their extremely low power losses, coupled with stable, predictable electrical characteristics.

      The production of Teflon(TM) based printed circuit boards and bonded assemblies are technologically demanding due to the precise requirements of their end-use applications and the miniaturization of the microwave frequency components. To meet these technological demands, we have developed manufacturing processes and designs, which reduce the cost and increase the manufacturability and reliability of customer systems. Additionally, we emphasize quality engineering and design support for our customers. We are subject to stringent technical evaluation and ISO and UL certification by many of our customers.

      Our manufacturing partners maintain most certifications for quality, environmental and safety including ISO, QS, UL, CE and others. We and our manufacturing partners have a solid reputation for timely delivery of products that are competitively priced, from plants operating at high levels for worker and environmental safety both within and outside the U.S.

      We market our services through regional sales managers supported by independent sales organizations. Our base of approximately 100 customers represents a highly sophisticated group of purchasers.

SIGNIFICANT EVENTS REGARDING CORPORATE RESTRUCTURING

      A sustained downturn in our domestic manufacturing operations began in 2002 and caused those operations to become unprofitable. We determined that we could not absorb the direct and administrative costs of these operations, based on then-current and projected business levels, nor could we competitively manufacture digital and RF PCB's. As a result, we restructured our operations to move out of direct manufacturing and effect an orderly sale of assets related to manufacturing, including our plant and equipment located in West Chicago, Illinois.

      We changed our business model, becoming a low-cost, high-performance supply-chain "pipeline" that offers middle-market customers a "cradle-to-grave" approach to digital and RF PCB procurement, beginning with the birth of a product that requires domestic quick-turn, proto-types, pilot production runs, and that evolves into mass production in Asia. From our Singapore office, we had already achieved working partnerships with more than 20 Asian manufacturers where we extended our procurement and supply-chain services for middle-market customers, a process that we refer to as "Virtual Manufacturing" (VM).

      We entered into a Strategic Operating Alliance (SOA) agreement, pursuant to which we teamed with a local manufacturer, American Standard Circuits, Inc.
(ASC) of Franklin Park, IL. Under the SOA agreement, within our former West Chicago facility, we transferred our production to ASC.

      The SOA agreement enabled ASC to immediately take over manufacturing at our former facility and simultaneously acquire certain assets from us at negotiated prices and terms, allowing us to free up cash and reduce debt while assuming joint tenancy in West Chicago with ASC. In essence the SOA is a transition vehicle that expands our Far East VM model to a domestic strategy as well. In this regard, we believe that the SOA offers us increased efficiencies and flexibility by outsourcing domestic production using our VM model from overseas, to better position ourselves to take advantage of our strengths in marketing, sales, logistics, testing and consulting, while ASC manages the domestic manufacturing processes.

      We sold our West Chicago plant to an affiliate of ASC for a cash price of approximately $2,000,000. ASC has leased the manufacturing portion of that plant from the new owner to enable it to manufacture as required under the SOA. We leased a portion of the West Chicago facility to maintain our corporate offices and domestic operations close to the manufacturing operations of ASC under the SOA. We also sold a major portion of our manufacturing equipment at the West Chicago facility to a newly formed limited liability company for a cash price of $800,000 and a 20% preferred and secured interest in that entity. ASC is the other member of the LLC and has leased the use of the equipment from it.

      We used a portion of the funds generated from the sale of these assets to retire debt of approximately $2,422,000 with Bank One, NA., who also released all liens on the collateral securing the note. We retired approximately $332,700 of delinquent trade debt for $200,000.

      We entered into informal final arrangements and forbearance to retire our remaining supplier debt with 12 former vendors for $1.1 million. The unpaid balances totaled $1.8 million. Payments of $0.5 million were made during the second quarter of 2004, and the remaining balances of $0.6 million are scheduled to be made by October 2004.

      . In March 2004, we arranged a working capital facility from Silicon Valley Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" below.

      M~Wave, Inc. was incorporated in Delaware in January 1992. Our executive offices are located at 475 Industrial Drive, West Chicago, Illinois, 60185, and our telephone number is (630) 562-5550. Our website is http://www.mwav.com. Presently, SEC filings are not available on our website but, if requested, we will provide electronic or paper copies of SEC filings free of charge.

INDUSTRY AND MARKET

      There is a concentrated and significant market for RF-related printed circuit boards and bonded assemblies associated primarily with wireless communications. In addition, there is a very large and varied market for lower- to high-technology digital circuit boards. The technology ranges between double-sided circuit boards associated with applications like signaling or lighting devices to 20-plus layer boards with complex circuitry requirements associated with medical or military applications. Within both customer types there has been an "outsourcing" trend whereby many end users have reduced their internal production of printed circuit boards and bonded assemblies and moved to buying these products from "contract manufacturing" board shops. But within outsourcing, the domestic U.S. market has evolved to associate itself with pre-production short runs, prototypes, and niches while mass production has largely migrated to Asia. The total domestic market for printed circuit boards has shrunk dramatically since 1999, and we now estimate the domestic market to be about $5 billion.

      One of the most widely recognized high-frequency telecommunication systems in commercial use is the cellular telephone. Cellular systems operate at the lower end of the microwave spectrum and use Teflon(TM) based printed circuit boards and bonded assemblies in power amplifier base stations. Approximately 13%, 49% and 90% of the Company's revenues in 2003, 2002, and 2001, respectively, were related to the cellular telephone industry.

      We also service broadband access suppliers. Broadband access solution companies provide broadband products, service solutions and conferencing solutions for carriers, service providers and business enterprises around the world. Approximately 28% of our 2003 revenue and 29% of our revenue in 2002 was related to broadband access suppliers.

CUSTOMERS AND MARKETING

      Our customers include microwave system contract or original equipment manufacturers (OEM's) with sophisticated technologies and requirements. We market our services through regional sales managers supported by independent sales organizations. We currently service a highly sophisticated group of approximately 100 customers. The sale of microwave printed circuit boards is technical in nature. We work with customer personnel who are frequently experts in microwave design and theory with added expertise in fabrication and design techniques for printed circuit boards. Typically, microwave system manufacturers provide us fabrication details and guidelines. We have the products fabricated to customer specifications.

      We have adopted a program of early supplier involvement as part of our sales strategy. We have the opportunity to "design-in" our manufacturing processes as a means of reducing the cost of microwave systems. The emphasis upon a partnership underlies our relationship with our customers.

      We market our services through regional sales managers supported by approximately 20 independent sales organizations, which are paid a commission to represent us. International sales of our services have accounted for less than 5% of revenues in each of 2003, 2002 and 2001.

      In 2003, Westell, Inc., Celestica International, and Remec accounted for 28%, 12% and 8%, respectively, of our revenues. In 2002, Celestica International, Westell, Inc. and Lucent Technologies accounted for 31%, 29% and 11%, respectively, of our revenues. In 2001, Lucent Technologies accounted for 90% of our revenues. On September 1, 2001, Lucent transferred a segment of their manufacturing operations at Columbus, Ohio to Celestica. Celestica is based in Toronto, Canada. On September 1, 2001, Lucent also transferred most of their open purchase orders with M-Wave to Celestica. In 2001, Lucent's revenue also includes revenue shipments to Celestica. The loss of, or a substantial reduction in or change in the mix of orders would have a material adverse effect on our results of operations and financial condition. We continue to vigorously pursue a strategy of being a source to a broader base of customers and intend to seek to be one of a few key suppliers rather than the sole supplier.

      As of December 31, 2003, we had an order backlog of approximately $1,763,000 compared to $2,540,000 at December 31, 2002. Nearly all of our backlog is subject to cancellation or postponement without significant penalty. We do not believe that this backlog is necessarily indicative of our future results of operations or prospects.

SUPPLIERS

      Prototypes and shorter production runs are produced domestically under our strategic operating alliance with American Standard Circuits, Inc. Longer production runs are handled by lower-cost suppliers in the Far East. We have working partnerships with more than 20 Asian manufacturers.

      Our manufacturing partners maintain most certifications for quality, environmental and safety including ISO, QS, UL, CE and others. Our objective is to have a solid reputation for timely delivery of products that are competitively priced, from plants operating at high levels for worker and environmental safety both within and outside the U.S.

PRODUCT DEVELOPMENT

      We developed the Flexlink(TM) process, the bonding of materials with dissimilar coefficients of thermal expansion, and the fusion bonding of Teflon-based laminate for multi-layer circuit fabrication. We developed an enhanced version called Flexlink II(TM) in 1995. We received patent grants for Flexlink(TM) and Flexlink II(TM) in 1993, 1994 and 1995 We currently use Flexlink II(TM) in our bonding process associated with RF applications.

VIRTUAL MANUFACTURING

      We out-source the manufacture of printed circuit boards as part of our Virtual Manufacturing process to unaffiliated manufacturers. Many of these suppliers are ISO 9000 certified. We believe that we maintain good business relationships with our unaffiliated manufacturers.

      On February 3, 2004 we entered the SOA agreement with ASC. Under the SOA agreement, within the West Chicago facility, our production was transferred to ASC. The term of the SOA agreement is two years. This transaction expands our Virtual Manufacturing concept to a domestic manufacturing strategic partner.

      Our purchase orders are generally made in United States dollars in order to maintain continuity in our pricing structure and to limit our exposure to currency fluctuations.

      Quality assurance is particularly important to our strategy and our product shipments are required to satisfy quality control tests established by our internal product design and engineering department. We typically perform quality control inspections prior to shipment of printed circuit boards to customers. We warrant most printed circuit boards to our customers with a money-back guarantee for printed circuit boards and components.

COMPETITION

      The market for our services is highly competitive. We compete for customers primarily on the basis of price, quality, on time delivery of products and our technical support. We face substantial competition from many companies, including many that have greater financial and other resources, broader product lines, greater customer service capabilities and larger established customer bases. Alternative methods of manufacturing microwave-related boards exist, including ceramic and thick-film technologies. Also, new materials are being introduced that are not Teflon(TM)-based and are easier to manufacture. These materials fit within existing manufacturing capabilities of other board shops. Increased competition could cause us to lose market share and/or accelerate the decline in the prices of our services. These factors could have a material adverse effect on our results of operations and financial condition.

      In connection with execution of the SOA agreement, we have transferred most of the risks of manufacturing including raw material acquisition, process controls, scrap, quality control, human resources productivity, working asset absorption and plant failure to ASC. This allows us to move with greater flexibility as a marketing and service firm. We gain sales and outsource the fulfillment of these sales using the VM approach. We believe the SOA will offset some of the risks associated with both decline of domestic markets and prices. Internationally, we are positioned to derive sales increasingly from our Asian VM activities, assisting U.S. companies in identifying and entering into offshore mass production activities. We can not assure that we will be successful under our new business model as we compete increasingly with brokers, distributors, and some manufacturers who adopt similar strategies.

ENVIRONMENTAL REGULATIONS

      The industry in which we operate is subject to environmental laws and regulations concerning, among other things, emissions into the air, discharges into waterways, the generation, handling and disposal of waste materials and certain record-keeping requirements. Our former manufacturing operations periodically generated and handled materials that are considered hazardous waste under applicable law and contracted for the off-site disposal of these materials. During the ordinary course of our former manufacturing operations, we received citations or notices from regulatory authorities that such operations may not be in compliance with applicable environmental regulations. Upon such receipt, we worked with authorities to resolve the issues raised by such citations or notices. Our past expenditures relating to environmental compliance have not had a material effect on the financial position or results of operations of the Company. We believe that the overall impact of compliance with regulations and legislation protecting the environment will not have a material effect on our future financial position or results of operations, particularly since we no longer manufacture products, although we can provide no assurance that a environmental laws and regulations will not have such a material effect.

PATENTS

      Due to rapidly changing technology, we believe our success depends in part upon the engineering, marketing, manufacturing and support skills of our personnel, rather than upon patent protection. We developed the Flexlink(TM) process, the bonding of materials with dissimilar coefficients of thermal expansion, and the fusion bonding of Teflon-based laminate for multi-layer circuit fabrication. We developed an enhanced version called Flexlink II(TM) in 1995. We received patent grants for Flexlink(TM) and Flexlink II(TM) in 1993, 1994 and 1995. We currently use Flexlink II(TM) in our bonding process associated with RF applications.

      We were granted three patents in 1998. Two patents were granted for a printed circuit board process using plasma spraying of conductive metal. The plasma-spraying process eliminates a significant portion of the wet process currently used to produce printed circuit boards.

EMPLOYEES

      On December 31, 2003, we employed approximately 57 persons. We closely monitor the number of employees. As of March 15, 2004, following transfer of our operations pursuant to the

SOA, we employed approximately 17 persons; most of the manufacturing employees were terminated in February, 2004 and hired by ASC under the terms of the SOA.

      None of our employees are represented by a labor union and we have never experienced a work stoppage, slowdown or strike. We consider our labor relations to be very good.

PROPERTIES

      The following table lists the manufacturing, administrative, marketing facilities of the Company at December 31, 2003:

        LOCATION                             FUNCTION                          SQUARE FEET
        --------                             --------                          -----------
West Chicago, Illinois            Manufacturing & Administration                 50,000

Bensenville, Illinois (Two                   For Sale                            27,000
locations)

      We closed the Bensenville facilities in the third quarter of 2002 and consolidated operations at the West Chicago facility. The Bensenville owned property is for sale.

      On February 3, 2004, we sold our West Chicago facility to an affiliate of ASC for approximately $2,000,000. ASC has leased the manufacturing portion of the facility from the new owner to enable it to manufacture as required under the SOA. We have leased a portion of the facility to maintain our corporate offices, VM shipping inspection and warehousing of finished customer goods either awaiting shipment or in connection with supply chain services, including "just-in-time," demand pull products.

      Our corporate headquarters is in West Chicago, Illinois, where administration occupies approximately 5,000 square feet.

LEGAL PROCEEDINGS

      We are not currently a party to any litigation material to our business or financial condition.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      The following table sets forth the names, ages and offices of the Company's executive officers and directors:


     NAME                                       AGE                     OFFICE
     ----                                       ---                     ------
Jim Mayer                                       53       CEO and Director
Joseph A. Turek                                 47       Chairman, President, Chief Operating Officer and Director
Gary L. Castagna                                42       Director
Lavern D. Kramer                                67       Director
Gregory E. Meyer                                54       Director



      JIM MAYER has been our Chief Executive Officer and a director since July 27, 2004. He was our Chief Financial Officer and Chief Administrative Officer from May 14, 2004 through July 27, 2004. He has 18 years of experience, including 12 years as CEO of DiversiCorp, Inc., and has managed or directed more than 50 engagements with troubled companies. Mr. Mayer has served on several boards of directors including the Turnaround Management Association. He has been the Managing Member of Credit Support International, a specialized consulting firm devoted to transitional and troubled middle market companies, since 1985. Pursuant to an agreement between Credit Support International and the Company, Mr. Mayer acted as Chief Restructuring Advisor to the Board of Directors of the Company from April 15, 2003 through May 14, 2004. Upon Mr. Mayer becoming our Chief Executive Officer, Credit Support International terminated its retention by M-Wave.


      Joseph A. Turek is the founder of the Company and has acted as Chairman and Chief Operating Officer since June 1993, and has served as director of the Company since 1988. He served as Chief Executive Officer from 1993 to July 2004. Mr. Turek served for more than five years in various positions at West-Tronics, Inc., a manufacturer of low frequency circuit boards and a contract assembler of electronic products, with his last position as President in 1987 and 1988.

      GARY L. CASTAGNA has been a director of the Company since January 2001. Mr. Castagna presently serves as Chief Financial Officer of Amcol International Corporation, a company that is engaged in the materials and environmental industries. Mr. Castagna has been the Senior Vice President of Amcol since February 2001. Mr. Castagna was a consultant to Amcol from June 2000 to February 2001 and Vice President of Chemical International Corporation, a former subsidiary of Amcol, from August 1997 to May 2000. He serves as Chairman of the Audit Committee.

      LAVERN D. KRAMER has been a director of the Company since April 1992. Mr. Kramer was the President of Kester Solder, a division of Litton Industries, from 1970 to 2000. He is a member of the Board of Directors of the Lead Industries Association.

      GREGORY E. MEYER has been a director since December 2000. Mr. Meyer held various positions at Chemdal Corporation, a subsidiary of Amcol International Corporation, from 1986 to 2000, the most recent of which was Executive Vice President of Chemdal International.

      The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. The term of each class expires at the following annual meeting: Class I - 2005; Class II - 2006; and Class III - 2007. The Board is comprised of one Class I Director (Mr. Meyer), two Class II Directors (Messrs. Mayer and Turek) and two Class III Directors (Messrs. Kramer and Castagna). Mr. Castagna qualifies as an audit committee financial expert, and he is "independent" as defined in Rule 4200(a)(15) of the NASD's listing standards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      No reports have been required under Section 16(a) of the Securities Exchange Act of 1934, as amended, because our common stock is not registered under Section 12 of such act.

STATEMENT AS TO INDEMNIFICATION

      Section 145 of the Delaware General Corporation Law provides for indemnification of our officers, directors, employees and agents. In general, these sections provide that persons who are officers or directors of the corporation may be indemnified by the corporation for acts performed in their capacities as such.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the provisions in our By-Laws, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

The following table shows the compensation paid by the Company to the Company's Chief Executive Officer and its one other most highly compensated officer during 2003. No other executive officer of the Company had a total annual salary and bonus for 2003 that exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION        OTHER ANNUAL
                                ---------------------------    COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     SALARY      BONUS        ($) (1)
---------------------------     ----    --------    -------    ------------
 Joseph A. Turek............    2003    $147,916    $     0          0
 (Chairman and CEO              2002    $180,000    $     0          0
                                2001    $160,000    $54,000          0

 Paul H. Schmitt............    2003    $145,000    $     0          0
 (CFO) (2)                      2002    $145,000    $     0          0
                                2001    $135,000    $45,900          0

------------

(1) Other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus.

(2)   Resigned as CFO on May 1, 2004.

AGGREGATE OPTION EXERCISES IN 2003 AND 2003 YEAR-END OPTION VALUES

The following table contains information concerning stock options granted in 2003.

                                                  OPTION GRANTS IN 2003
                                                  ---------------------
                              NO. OF SHARES
                               UNDERLYING        % OF TOTAL OPTIONS          EXERCISE OR
                                 OPTIONS             GRANTED TO              BASE PRICE
   NAME                        GRANTED(a)       EMPLOYEES IN FY 2000          ($/SHARE)            EXPIRATION DATE
   ----                        ----------       --------------------         -----------           ---------------
Joseph A. Turek                       0                    0%                        n/a                   n/a
Paul Schmitt                     76,000                 71.6%                $      1.25               1/29/12

The following table sets forth certain information with respect to the unexercised options to purchase the Company's common stock held by the named executive officers at December 31, 2003. None of the named executive officers exercised any stock options during the fiscal year ended December 31, 2003.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS AT           IN-THE-MONEY OPTIONS/SARS
                                                  VALUE                FY-END (#)                  AT FY-END ($)(2)
                              SHARES ACQUIRED    REALIZED      ---------------------------    --------------------------
         NAME                 ON EXERCISE (#)     ($)(1)       EXERCISABLE   UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
         ----                 ---------------     ------       -----------   -------------    -----------  -------------
Joseph A. Turek.......              --              --           150,000             0             0             0
Paul Schmitt..........              --              --            49,500        26,500             0             0

-----------

(1) Calculated by taking the market price on the date of exercise, less the exercise price, multiplied by the number of options exercised.

(2) Based on the fair market value of the Company's common stock on December 31, 2003 ($0.53 per share) less the option exercise price.

EMPLOYMENT AGREEMENTS

      In January 2003, Mr. Schmitt entered into a new employment agreement with the Company. The employment agreement provides for continued employment in his present capacity for two years. Under the employment agreement, Mr. Schmitt is entitled to a $145,000 annual salary and an annual bonus in an amount to be determined by the Board of Directors.

      Under the terms of his employment agreement, if Mr. Schmitt is terminated without cause or resigns with good reason, he is entitled to receive his annual salary for twelve months; provided, however, that if such termination occurs on or after a sale of all of the stock of the Company or a sale of all or substantially all of the Company's assets, Mr. Schmitt is entitled to receive on the date of such termination a lump-sum payment equal to two times his annual salary instead of the twelve-month salary referenced above. In connection with the employment agreement, the Company agreed to grant to Mr. Schmitt options to purchase 76,000 shares of common stock with an exercise price equal to $1.25 per share.

      On May 1, 2004, Mr. Schmitt's 2003 employment agreement was amended, as Mr. Schmitt resigned as the Company's CFO and became a Special Consultant to the Company through January 29, 2005. Under the 2004 amendment, Mr. Schmitt is paid at an annual rate of $145,000, plus life, medical, dental, and disability insurance benefits; and Mr. Schmitt will work 15 consecutive business days beginning May 3, 2004 and 25 additional full business days prior to August 31, 2004. To the extent the Company requests Mr. Schmitt to work in excess of such 15 business days and 25 business days, the Company will pay Mr. Schmitt at the rate of $70 per hour. Pursuant to the amendment, all unvested Company stock options held by Mr. Schmitt were vested in full on May 1, 2004.

      On July 28, 2004, the Company entered into a new employment agreement with Mr. Turek, which expires December 31, 2006. Under the agreement, the Company agreed to pay Mr. Turek at an annual rate of $195,000 during the first year of the agreement, and at an annual rate of $215,000 thereafter. The Company also agreed to pay Mr. Turek, if the Company's gross margin for the 2004 fiscal year exceeds $3,726,000, a bonus for the 2004 fiscal year equal to $15,000 multiplied by a fraction, the numerator of which is the Company's gross margin in such fiscal year and the denominator of which is $3,726,000. Bonuses in subsequent years will equal

10% of the amount by which the Company's gross margin in such year exceeds $4,500,000. If Mr. Turek's employment is terminated by either Mr. Turek or the Company within certain periods following a "change of control" of the Company, Mr. Turek is entitled to a lump-sum payment equal to 150% of the then-remaining unpaid salary under the employment agreement and all outstanding stock options shall immediately become fully vested.

      On July 28, 2004, the Company entered into an employment agreement with Mr. Mayer, which expires December 31, 2006. Under the agreement, the Company agreed to pay Mr. Mayer at an annual rate of $208,000 during the first year of the agreement, and at an annual rate of $239,000 thereafter. The Company also agreed to pay Mr. Mayer bonuses equal to 10% of the amount by which the Company's gross margin in each of 2005 and 2006 exceeds $4,500,000. If Mr. Mayer's employment is terminated by either Mr. Mayer or the Company within certain periods following a "change of control" of the Company, Mr. Mayer is entitled to a lump-sum payment equal to 150% of the then-remaining unpaid salary under the employment agreement and all outstanding stock options shall immediately become fully vested. Upon signing the agreement, the Company granted Mr. Mayer an option to purchase 400,000 shares of common stock at an exercise price of $1.16 per share. Such option shall become fully vested on October 28, 2004 and shall remain exercisable in whole or in part through July 27, 2009.

COMPENSATION OF DIRECTORS

      The Company's compensation policy for non-employee directors currently provides each non-employee director $500 per Board or Committee meeting attended in person and $100 per hour for each Board or Committee meeting attended by conference call, except for the Chairman of the Audit Committee who receives 150% of said compensation. The Company also reimburses non-employee directors for their reasonable expenses incurred in connection with attending Board or Committee meetings. Each non-employee director receives (1) upon election to the Board, fully vested options to purchase 10,000 shares of the Company's common stock, at the fair market value per share on the date of grant, for five years after grant, and (2) an annual grant of fully vested options to purchase 2,000 shares of the Company's common stock, at the fair market value per share on the date of grant, for five years after grant. Also, on January 1, 2004, each non-employee director then in office received a one-time grant of fully vested options to purchase 20,000 shares of the Company's common stock at the fair market value thereof on the first business day following the date of grant, for five years after grant. In addition, at its meeting on July 27, 2004, the Board adopted an option program for the remainder of calendar year 2004 whereby (1) each non-employee director then in office received a one-time grant of fully vested options to purchase 30,000 shares of the Company's common stock at fair market on the date of grant, for five years after grant, except that the Chairman of the Audit Committee received a fully vested option to purchase 55,000 shares of common stock on such terms and (2) upon election to the Board, a new non-employee director would receive fully vested options to purchase 40,000 shares of common stock on such terms.

                              CERTAIN TRANSACTIONS

      On April 15, 2003, the Company retained Credit Support International, LLC
(CSI), whose Managing Member is Jim Mayer, to determine the Company's viability and then to facilitate a restructuring of the Company's operations and financial position. Under the Consulting Agreement, Mr. Mayer initially served as a consultant and then as Chief Restructuring Advisor to the Company's Board of Directors. The Company and CSI entered into a Consulting Agreement in September 2003. Pursuant to the consulting agreement, the Company agreed to pay CSI a monthly fee of $12,000, a monthly travel and housing allowance of $2,800, an annual health care coverage allowance of $3,600, a bonus of $6,000 per month upon the occurrence of certain events, and a fee upon the completion of certain types of financing or other transactions. As part of the agreement, the Company granted 144,000 options to acquire the Company's common stock to Mr. Mayer at an exercise price of $0.67 per share. The options vested ratably over a one-year period commencing in September 2003, and the options expire on April 15, 2008. Pursuant to an amendment in May 2004, when Mr. Mayer became Chief Financial Officer and Chief Administrator Officer of the Company, all 144,000 options vested in full. The Consulting Agreement was terminated and superseded by the July 27, 2004 employment agreement with Mr. Mayer (see "Management - Employment Agreements" above).

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of August 1, 2004 by (1) each person known to the Company to beneficially own 5% or more of the Company's common stock, (2) each of the Directors and each executive officer named in the Summary Compensation Table of the Company (the "named executive officers"), and
(3) all executive officers and directors of the Company as a group. The number of shares of common stock shown as owned below assumes the exercise of all currently exercisable options held by the applicable person or group, and the percentage shown assumes the exercise of such options and assumes that no options held by others are exercised. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their respective names. For purposes of the following table, each person's "beneficial ownership" of the Company's common stock has been determined in accordance with the rules of the Securities and Exchange Commission (the "Commission").

                                                                         NUMBER OF SHARES           PERCENTAGE OF SHARES
                   NAME OF BENEFICIAL HOLDER                            BENEFICIALLY OWNED         BENEFICIALLY OWNED(8)
                   -------------------------                            ------------------         ---------------------
Joseph A. Turek(1) .............................................            1,524,000                      33.2%
Gary L. Castagna(2) ............................................                5,000                         *
Lavern D. Kramer ...............................................                    0                         *
Jim Mayer(3) ...................................................              544,000                      10.9%
Gregory E. Meyer (4) ...........................................              110,300                       2.5%
Paul Schmitt (5) ...............................................               76,000                       1.7%
Mercator Advisory Group, LLC (6) ...............................              900,000                      16.8%
Mercator Momentum Fund, LP (6) .................................            1,587,227                      26.3%
Mercator Momentum Fund III, LP (6) .............................            1,115,980                      20.1%
Monarch Pointe Fund, Ltd. (6) ..................................              988,017                      18.2%
All Directors and executive officers as a group
(6 persons)(7) ................................................x            2,259,300                      43.2%

-------------

*     Less than 1%.

(1) Includes 150,000 shares that may be acquired upon the exercise of immediately exercisable options, or options exercisable within 60 days of August 1, 2004.

(2) Includes 5,000 shares that may be acquired upon the exercise of immediately exercisable options, or options exercisable within 60 days of August 1, 2004.

(3) Includes 144,000 shares that may be acquired upon the exercise of immediately exercisable options, or options exercisable within 60 days of June 1, 2004, and 400,000 shares that may be acquired upon the exercise of options that become exercisable on October 28, 2004.

(4) Includes 3,000 shares owned by Mr. Meyer's wife. Mr. Meyer disclaims beneficial ownership of all shares owned by his wife. Also includes 15,000 shares that may be acquired upon the exercise of immediately exercisable options, or options exercisable within 60 days of August 1, 2004.

(5) Includes 76,000 shares of common stock that may be acquired upon the exercise of immediately exercisable options, or options exercisable within 60 days of August 1, 2004.

(6) Consists of shares of common stock that may be acquired upon the exercise of outstanding Series A Preferred Stock and immediately exercisable warrants. The documentation governing the terms of the

      Series A Preferred Stock and warrants contains provisions prohibiting any conversion of the Series A Preferred Stock or exercise of the warrants that would result in Mercator Advisory Group, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III, LP; and Monarch Pointe Fund, Ltd. collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, such entities disclaim beneficial ownership in excess of 9.99% of the outstanding shares of our common stock.

(7) Includes 390,000 shares that may be acquired by directors and executive officers of the Company upon the exercise of immediately exercisable options, or options exercisable within 60 days of August 1, 2004, as well as 400,000 shares that may be acquired upon the exercise of options that become exercisable on October 28, 2004. See footnotes 1, 2, 3, 4 and 5.

(8)   Based on 4,444,444 outstanding shares.

      The address of the persons shown in the table above who are beneficial owners of more than 5% of the Company's common stock is (a) in the case of Mr. Turek or Mr. Mayer, c/o M-Wave, Inc., 475 Industrial Drive, West Chicago, Illinois 60185; and (b) in the case of Mercator Advisory Group, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III, LP; and Monarch Pointe Fund, Ltd., 555 South Flower Street, Suite 4500, Los Angeles, California 90071.

EQUITY COMPENSATION PLANS

      On December 31, 2003, the Company had the following securities issued and available for future issuance under equity compensation plans:

                                                                                            (c)
                                                                                    NUMBER OF SECURITIES
                                         (a)                      (b)                REMAINING AVAILABLE
                               NUMBER OF SECURITIES TO BE   WEIGHTED-AVERAGE         FOR FUTURE ISSUANCE
                                ISSUED UPON EXERCISE OF     EXERCISE PRICE OF      UNDER EQUITY COMPENSATION
                                  OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,   PLANS (EXCLUDING SECURITIES
                                  WARRANTS AND RIGHTS      WARRANTS AND RIGHTS      REFLECTED IN COLUMN (a))
                               --------------------------  --------------------   --------------------------
EQUITY COMPENSATION PLANS      306,025 shares of common                            393,800 shares of common
APPROVED BY SECURITY HOLDERS   stock                        $5.63 per share        stock

EQUITY COMPENSATION PLANS NOT  144,000 shares of common
APPROVED BY SECURITY HOLDERS   stock                        $0.67 per share        0 shares of common stock

TOTAL                          450,025 shares of common     $4.05 per share of     393,800 shares of common
                               stock                         common stock          stock

                              SELLING STOCKHOLDERS

      The following table details the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. No selling stockholder nor any of their affiliates have held a position or office, or had any other material relationship, with us.

      In connection with the purchase of the Series A Preferred Stock and warrants, the Purchasers agreed not to engage in private sales to third parties of more than an aggregate of 688,684 shares of the common stock received upon conversion of the Series A Preferred Stock and exercise of the warrants. The shares covered by this prospectus are being registered to permit the selling stockholders and any of their respective successors-in-interest to offer the respective Shares for resale from time to time.

                                                            Percentage of
                                           Shares         Outstanding Shares      Shares to
                                        Beneficially      Beneficially Owned         be               Shares
                                        Owned Before       Before Offering       Sold in the    Beneficially Owned
Selling Stockholder                     Offering (1)             (2)              Offering        After Offering
-------------------                     ------------      ------------------     -----------    -------------------
Mercator Advisory Group, LLC (3)           900,000              16.8%              900,000               0
Mercator Momentum Fund, LP (3)           1,587,227              26.3%            1,587,227               0
Mercator Momentum Fund III, LP (3)       1,115,980              20.1%            1,115,980               0
Monarch Pointe Fund, Ltd. (3)              988,017              18.2%              988,017               0

-----------------

*Less than 1%

(1) Consists of shares that may be acquired upon the conversion of outstanding Series A Preferred Stock and shares that may be acquired upon the exercise of outstanding and fully exercisable warrants at an exercise price of $1.27 per share.

(2) Percentage of outstanding shares is based on 4,444,444 shares of common stock, which consists of the number of shares outstanding on August 18, 2004, plus the assumed conversion of the Series A Preferred Stock, and exercise of the warrants, held by the selling stockholder.

(3) Consists of shares of common stock that may be acquired upon the exercise of outstanding Series A Preferred Stock and immediately exercisable warrants. The documentation governing the terms of the Series A Preferred Stock and warrants contains provisions prohibiting any conversion of the Series A Preferred Stock or exercise of the warrants that would result in Mercator Advisory Group, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III, LP; and Monarch Pointe Fund, Ltd. collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, such entities disclaim beneficial ownership in excess of 9.99% of the outstanding shares of our common stock.

                              PLAN OF DISTRIBUTION

      The common stock offered by this prospectus is being offered by the selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

-     ordinary brokers' transactions

-     transactions involving cross or block trades

-     through brokers, dealers, or underwriters who may act solely as agents

-     "at the market" into an existing market for the common stock

- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

-     in privately negotiated transactions

-     any combination of the foregoing

      In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

      We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling stockholders and related persons against specified liabilities, including liabilities under the Securities Act.

      While they are engaged in a distribution of the shares included in this prospectus the selling stockholders are required to comply with Regulation M promulgated under the Securities

Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

      The selling stockholders may also sell shares under Rule 144 promulgated under the Securities Act of 1933, as amended, rather than selling under this prospectus. This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders or are eligible for sale under Rule 144(k).

                          DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.005 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

      Each holder of our common stock is entitled to one vote per share on all matters voted upon by our stockholders. Holders of our common stock have no preemptive or other rights to subscribe for additional shares or other securities. There are no cumulative voting rights, and accordingly, holders of more than 50% of the outstanding shares of our common stock will be able to elect all members of our board of directors.

      Holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time from funds legally available therefor, but we have no present intention of paying any dividends. In the event of a liquidation, holders of our common stock are entitled to share ratably in any of our assets remaining after payment in full of creditors and holders of any preferred stock that is entitled to liquidation preferences.

PREFERRED STOCK

      Our board of directors is authorized to issue one or more series of preferred stock with respect to which the board of directors may determine voting, conversion and other rights. These rights could adversely affect the rights of holders of our common stock. The rights of the holders of our common stock would generally be subject to the prior rights of the holders of the preferred stock with respect to dividends, liquidations preferences and other matters. Among other things, preferred stock could be issued to raise capital or for financing acquisitions. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change of control of M-Wave, Inc. To date, we have issued 30,000 shares of preferred stock, which we designated as our Series A Preferred Stock. We have no present plans to issue any additional shares of preferred stock.

      On July 28, 2004, we issued 30,000 shares of our Series A Preferred Stock to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. (the "Purchasers"), for $100 per share, or an aggregate of $3,000,000, following shareholder approval of the transaction on July 27, 2004, as required by NASDAQ Marketplace Rules. The Series A

Preferred Stock is nonvoting, bears no dividend, has no sinking fund provisions, and has a sole preference of priority at par in liquidation over our common stock and any prior or subsequent series of preferred stock. Each share of Series A Preferred Stock is convertible into shares of common stock at $100 per share of preferred stock and a conversion price for the common stock equal to 85% of the market price of our common stock at the time of the conversion; provided that in no event shall the conversion price be less than $0.98 per share or greater than $1.15.

WARRANTS

      In connection with the sale of the Series A Preferred Stock, we also issued warrants to purchase an aggregate of 1,530,000 shares of common stock, to the Purchasers and Mercator Advisory Group, LLC, an affiliate of the Purchasers. The warrants were allocated among the designated recipients by Mercator Advisory Group, LLC, on the closing date of the sale of the Series A Preferred Stock, and are exercisable for three years at an exercise price of $1.27 (i.e., 110% of the market price of the Company's common stock on June 17, 2004).

                                  LEGAL MATTERS

      Legal matters in connection with this offering will be passed upon by Freeborn & Peters LLP, 311 South Wacker Drive, Suite 3000.

                                     EXPERTS


      The audited financial statements of the Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 appearing in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Grant Thornton LLP, independent registered public accounting firm. Their report, which appears elsewhere herein, includes an explanatory paragraph as to the ability of M-Wave to continue as a going concern. The financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.



      Grant Thornton, LLP was dismissed effective April 15, 2004 with the approval of the Company's Board of Directors. The Company believes the change is in its best interests in terms of expense and scale of services required by the Company's restructured operations. The reports of Grant Thornton, LLP on the Company's financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that each such report did contain an explanatory paragraph discussing the Company's ability to continue as a going concern. During the Company's fiscal years ended December 31, 2003 and December 31, 2002, and the subsequent period through the date of its dismissal, there were no disagreements between the Company and Grant Thornton, LLP as to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton, LLP, would have caused it to make reference to the subject matter of the dispute in connection with its reports.

                               FURTHER INFORMATION

      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

      We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

                          INDEX TO FINANCIAL STATEMENTS

                                   M-WAVE, INC


June 30, 2004

Consolidated Balance Sheets as of June 30, 2004 and December 31, 2003 (unaudited)                F-2
Consolidated Statements of Operations for the Three Months Ended
    June 30, 2004 and 2003 (unaudited)                                                           F-3
Consolidated Statements of Operations for the Six Months Ended June 30, 2004
    and 2003 (unaudited)                                                                         F-4
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2004
    and 2003 (unaudited)                                                                         F-5
Notes to Consolidated Financial Statements (unaudited)                                           F-6

DECEMBER 31, 2003

Independent Registered Public Accounting Firm's Report                                           F-11
Consolidated Balance Sheets
    December 31, 2003 and 2002                                                                   F-12
Consolidated Statements of Operations
    Years Ended December 31, 2003, 2002 and 2001                                                 F-13
Consolidated Statements of Stockholders' Equity
    Years Ended December 31, 2003, 2002 and 2001                                                 F-14
Consolidated Statements of Cash Flows
    Years Ended December 31, 2003, 2002 and 2001                                                 F-15
Notes to Consolidated Financial Statements                                                       F-16

                         PART I - FINANCIAL INFORMATION
                          ITEM 1: FINANCIAL STATEMENTS

                                  M~WAVE, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)



                                                              December 31      June 30
                                                                 2003            2004
                                                              -----------    -----------
ASSETS
CURRENT ASSETS:
  Cash                                                        $   249,343    $ 1,191,500
  Accounts receivable, net                                      2,351,027      3,144,749
  Inventories, net                                                587,179      1,008,682
  Refundable income taxes                                         685,418        618,128
  Prepaid expenses and other assets                                21,499         43,749
                                                              -----------    -----------

    Total current assets                                        3,894,466      6,006,808
PROPERTY, PLANT AND EQUIPMENT:
  Land, buildings and improvements                              2,745,939        177,238
  Machinery and equipment                                       1,928,600        383,696
                                                              -----------    -----------
    Total property, plant and equipment                         4,674,539        560,934
  Less accumulated depreciation                                    85,715         18,000
                                                              -----------    -----------
    Property, plant and equipment - net                         4,588,824        542,934
Land, building and improvements held for sale and idle                  0        568,583
Investment in AM-Wave, LLC                                              0        617,740
                                                              -----------    -----------
TOTAL                                                         $ 8,483,290    $ 7,736,065
                                                              ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                            $ 4,364,888    $ 3,589,160
  Accrued expenses                                              1,039,282        540,988
  Note payable, bank, net                                               0      2,593,527
  Current portion of long-term debt                             2,457,073              0
                                                              -----------    -----------
    Total current liabilities                                   7,861,243      6,723,675


STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; authorized, 1,000,000
    shares; no shares issued and outstanding                            0              0
  Common stock, $.005 par value; authorized 10,000,000
    shares;  issued 2003: 6,179,112 shares, 2004: 6,180,262
    shares; outstanding 2003: 4,443,294 shares, 2004:
    4,444,444 shares                                               30,895         30,901
  Additional paid-in capital                                    8,439,072      8,685,195
  Accumulated deficit                                          (5,562,750)    (5,418,536)
  Treasury stock, at cost 1,735,815 shares                     (2,285,170)    (2,285,170)
                                                              -----------    -----------
     Total stockholders' equity                                   622,047      1,012,390
                                                              -----------    -----------
TOTAL                                                         $ 8,483,290    $ 7,736,065
                                                              ===========    ===========



            See notes to unaudited consolidated financial statements.

                                  M~WAVE, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                             Three months ended June 30,
                                                             ---------------------------
                                                                 2003          2004
                                                             -----------    -----------
NET SALES                                                    $ 4,141,050    $ 5,592,198

COST OF GOODS SOLD                                             4,338,479      4,887,503
                                                             -----------    -----------
  Gross (loss) profit                                           (197,429)       704,695

OPERATING EXPENSES:
  General and administrative                                     765,728        400,993
  Selling and marketing                                          376,863        361,911
  Impairment loss recognized on land and building              1,600,000              0
  Impairment loss recognized on investment in AM-Wave, LLC             0         23,460
  Stock compensation                                                   0         66,069
                                                             -----------    -----------

    Total operating expenses                                   2,742,591        852,433
                                                             -----------    -----------
  Operating (loss)                                            (2,940,020)      (147,738)

OTHER INCOME (EXPENSE):
  Interest income                                                 45,012         10,141
  Interest expense                                               (45,514)       (61,265)
  Gain (Loss) on sale of assets                                   17,000              0
  Trade debt forgiveness                                               0        321,329
                                                             -----------    -----------

    Total other income (expense), net                             16,498        270,205
                                                             -----------    -----------

(LOSS) INCOME BEFORE INCOME TAXES                             (2,923,522)       122,467

  Income tax (benefit) expense                                         0        112,678
                                                             -----------    -----------

NET (LOSS) INCOME                                            $(2,923,522)   $     9,789
                                                             ===========    ===========

Weighted average shares outstanding                            4,443,294      4,444,444
                                                             ===========    ===========

BASIC (LOSS) INCOME PER SHARE                                $     (0.66)   $      0.00
                                                             ===========    ===========

Diluted weighted average shares outstanding                    4,443,294      4,695,744
                                                             ===========    ===========

DILUTED (LOSS) INCOME  PER SHARE                             $     (0.66)   $      0.00
                                                             ===========    ===========



            See notes to unaudited consolidated financial statements.

                                  M~WAVE, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                              Six months ended June 30,
                                                             --------------------------
                                                                2003           2004
                                                             -----------    -----------
NET SALES                                                    $ 7,346,095    $ 9,508,276

COST OF GOODS SOLD                                             9,271,350      7,851,080
                                                             -----------    -----------
  Gross (loss) profit                                         (1,925,255)     1,657,196
OPERATING EXPENSES:
  General and administrative                                   1,342,875        870,405
  Selling and marketing                                          743,812        641,012
  Impairment loss recognized on land and building              5,177,735              0
  Impairment loss recognized on investment in AM-Wave, LLC             0        159,460
  Stock compensation                                                   0        148,109
                                                             -----------    -----------

    Total operating expenses                                   7,264,422      1,818,986
                                                             -----------    -----------

  Operating (loss)                                            (9,189,677)      (161,791)

OTHER INCOME (EXPENSE):
  Interest income                                                 85,659         40,563
  Interest expense                                               (95,639)       (61,265)
  Gain/(Loss) on sale of assets                                   17,000              0
  Trade debt forgiveness                                               0        439,384
                                                             -----------    -----------

    Total other income (expense), net                              7,020        418,682
                                                             -----------    -----------

(LOSS) INCOME BEFORE INCOME TAXES                             (9,182,657)       256,892

  Income tax (benefit) expense                                  (888,333)       112,678
                                                             -----------    -----------

NET (LOSS) INCOME                                            $(8,294,324)   $   144,214
                                                             ===========    ===========

Weighted average shares outstanding                            4,443,294      4,443,971
                                                             ===========    ===========

BASIC (LOSS) INCOME PER SHARE                                $     (1.87)   $      0.03
                                                             ===========    ===========

Diluted weighted average shares outstanding                    4,443,294      4,695,271
                                                             ===========    ===========

DILUTED (LOSS) INCOME  PER SHARE                             $     (1.87)   $      0.03
                                                             ===========    ===========


            See notes to unaudited consolidated financial statements.

                                  M~WAVE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                    Six months ended June 30,
                                                                    --------------------------
                                                                       2003           2004
                                                                    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                 $(8,294,324)   $   144,214
    Adjustments to reconcile net (loss) income to net cash
    flows (used in) operating activities:
    (Gain) on disposal of property, plant, and equipment                (17,000)             0
    Depreciation and amortization                                       416,600         18,000
    Trade debt forgiveness                                                    0        439,384
    Impairment loss recognized on land and building                   5,177,735              0
    Impairment loss recognized on investment in AM-Wave, LLC                  0        159,460
    Stock compensation recognized on options and warrants                     0        148,109

    Changes in assets and liabilities:
    Accounts receivable                                                 208,161     (1,093,722)
    Inventories                                                        (110,108)      (421,503)
    Refundable Income Taxes                                                   0         67,290
    Prepaid expenses and other assets                                    18,346        (22,250)
    Restricted Cash                                                  (1,836,405)             0
    Accounts payable                                                    897,869     (1,215,112)
    Accrued expenses                                                    (97,290)      (198,294)
    Income taxes                                                      2,701,174              0
                                                                    -----------    -----------
  Net cash flows (used in) operating activities                        (935,242)    (1,974,424)
                                                                    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property, plant and equipment                           (53,661)       (32,296)
    Proceeds from sale of land, building and equipment,
    net of disposal costs                                                17,000      2,714,403
                                                                    -----------    -----------
    Net cash flows (used in) provided by investing activities           (36,661)     2,682,107
                                                                    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options                                     0            920
  Net borrowings on note payable, bank                                        0      2,690,627
  Repayment of long-term debt                                           (38,264)    (2,457,073)
                                                                    -----------    -----------
Net cash flows (used in) financing activities                           (38,264)       234,474
                                                                    -----------    -----------

NET (DECREASE)/INCREASE IN CASH                                      (1,010,167)       942,157

CASH :
  Beginning of period                                                 1,514,509        249,343
                                                                    -----------    -----------
  End of period                                                     $   504,342    $ 1,191,500
                                                                    ===========    ===========

SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES:

Contribution of equipment for investment in AM-Wave, LLC            $         0    $   777,200
Stock options issued in connection with consulting agreement                  0         75,995
Stock warrants issued in connection with SOA agreement                        0         72,114
Stock warrants issued in connection with bank financing agreement             0         97,100

            See notes to unaudited consolidated financial statements.

                                  M~WAVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation, consisting only of normal recurring adjustments, have been included.

Operating results for the three and six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2003.

2. BUSINESS ISSUES

In the fiscal quarter ended June 30, 2004 M~Wave, Inc. ("M~Wave" or the "Company") focused attention on financing matters and maintaining the listing of its common stock on the NASDAQ Small Cap Market

On March 30, 2004, M-Wave closed an accounts receivable purchase facility with Silicon Valley Bank. Under the facility, the Company could sell to the Bank, up to 85% of the face value of approved invoices, to a maximum aggregate of $3.125 Million. The cost of the facility includes a 1/2% one-time discount, at the Bank's prime rate of interest plus 2.5%. The effective rate of interest was approximately 13.55%.

On May 14, 2004 M-Wave received a NASDAQ Staff Determination indicating it failed to satisfy the stockholder's equity, earnings or market value of publicly held shares requirements for continued listing on the NASDAQ Small Cap Market under NASDAQ Marketplace Rule 4310(c)(2)(B), and that its common stock was therefore subject to delisting from that Market unless it is able to comply with one of those requirements. The Company appealed the Staff's Determination and requested that a NASDAQ Listing Qualifications Panel reverse that Determination, in accordance with NASDAQ rules. A hearing was held in June 18, 2004 and the Company presented evidence that, subject to shareholder approval (as required by NASDAQ rules) it would complete a private equity offering, and would maintain the required net worth, that would place it in compliance with the listing requirements for stockholder's equity in excess of $2.5 million.

In accordance with its presentation to the NASDAQ Panel, on July 28, 2004, M-Wave issued 30,000 shares of the Company's newly designated Series A Preferred Stock to Mercator Momentum Fund LP; Mercator Momentum Fund III LP and Monarch Pointe Ltd. through Mercator Advisory Group LLC ("Mercator") for $100 per share, or an aggregate of $3 Million. The Preferred Stock is convertible to up to 3,061,000 shares of Common stock (at the floor price of $.98 per share). The Company also issued three-year warrants to purchase an aggregate of 1,530,000 shares of Common Stock at $1.27 per share to the three purchasers of the Series A Preferred Stock and to Mercator Advisory Group LLC. The transaction netted M-Wave approximately $2.6 Million net of estimated fees and expenses. The proceeds, in part, will be utilized to support growth by acquisition of smaller PCB producers' customer relationships, marketing and customer service functions, improvement of operating systems and general working capital.

On June 28, 2004, the Company completed a $4.5 Million revolving credit facility with Silicon Valley Bank that improved upon the terms, eligibility and pricing from the first transaction with the Bank. The effective rate of interest, including fees, was formerly approximately 13.55%; the replacement has an effective rate of interest, including fees, of approximating 8%.

Under the current facility, the Company may borrow up to 85% on eligible receivables, plus $750,000 on eligible finish goods inventory so long as the inventory financing is not more than 33% of the total accounts receivable balance with the total loan does not exceed $4.5 Million.

The Company

M~Wave, Inc. is a value-added service provider of high performance printed circuit boards used in a variety of digital and high frequency communications applications for a variety of telecommunications and industrial electronics applications. M~Wave satisfies its customers requirements for telecommunications commercial and industrial electronics applications by directly booking of orders, supervision and inspection of the outsourced manufacture of such boards through its global base of production partners located in the China and Southeast Asia, and, domestically, through our Strategic Operating Alliance
(SOA) partner, American Standard Circuits, Inc. (ASC), located in Franklin Park and West Chicago, Illinois, where M-Wave maintains its offices.

This business model is referred to as Virtual Manufacturing. Through Virtual Manufacturing we contractually supply many of the printed circuit board needs of our customers, creating a "pipeline" between those customers and production that covers early prototypes and pilot production, directly into mass production, offering one seamless process. The Company delivers products when the customer needs them through consignment inventory control, demand-pull, just-in-time, in plant storehouses and other supply-chain programs.

The Company began Virtual Manufacturing during 2000 by developing subcontracting relationships with global manufacturers predominately Asian, from its base in Singapore. The SOA extends this approach to our domestic manufacturing requirements.

Our manufacturing partners maintain most certifications for quality, environmental and safety, including ISO, QS, UL, CE and others. Both the Company and its manufacturing partners have a reputation for timely delivery of products that are competitively priced, from plants operating at high levels for worker and environmental safety both within and outside the United States.

The Company markets its products through regional sales managers supported by independent sales organizations. The Company's base of approximately 100 customers represents a sophisticated group of purchasers.

3. INVENTORIES

Inventory is carried at the lower of cost (first-in, first-out) or market. Substantially all the Company's inventories are in finished goods held for sales to customers supported by annual forecasts, firm purchase orders or contracts.

4. DEBT

On June 28, 2004, the Company paid off its existing accounts receivable purchase facility with Silicon Valley Bank with the proceeds of a $4.5 million, two-year revolving credit line with the Bank, secured by all assets of the Company, including its accounts receivable and inventory. Under the facility, the Company may draw up to 85% of its eligible accounts receivable under 90 days aged, and up to $750,000 of finished goods inventory, so long as that inventory represents 33% or less of the total advanced at any one time and the total loan does not exceed $4.5 Million. The effective rate of interest is approximately 8% inclusive of one-time and servicing costs.

In connection with the financing, the Company issued 7-year warrants to the Bank for the purchase of 85,000 shares of the Company's common stock at $1.51 per share, which vest ratably over twenty-four months. The warrants are valued at $97,100 and will be recorded according to monthly vesting as an increase to note payable and recognized as interest expense over the vesting period, which will commence in July 2004.

The Company believes this financing, together with cash flow from operations, to be adequate for its working capital requirements during the balance of the current fiscal year.

5. LITIGATION

The Company is not a party to any litigation whose outcome will have a material adverse effect on the financial position or results of operations of the Company.

6. STOCK-BASED COMPENSATION

Stock-based employee compensation, including stock options, for the six months ended June 30, 2004 and 2003 was accounted for under the intrinsic value-based method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Therefore, no compensation expense was recognized for those stock options that had no intrinsic value on the date of grant.

If the Company were to recognize compensation expense over the relevant service period under the fair-value method of SFAS No. 123 net (loss) income would have increased or decreased, resulting in pro forma net (loss) income and EPS as presented below:

                                           SIX MONTHS
                                      ENDED JUNE 30, 2004
                       ------------------------------------------------
                                  2003                    2004
                        3 MONTHS      6 MONTHS     3 MONTHS   6 MONTHS
                       -----------   -----------   --------   ---------
Net (loss) income,
as reported            $(2,923,523)  $(8,294,324)  $  9,789   $ 144,214
Deduct:  Stock-based
employee
compensation
expense, net of
related tax
effects,
determined under
fair-value method
for all awards         $   (74,653)  $  (149,306)  $(57,115)  $(148,109)
                       -----------   -----------   --------   ---------
Pro forma net
(loss) income          $(2,998,176)  $(8,443,630)  $(47,326)  $  (3,895)
                       ===========   ===========   ========   =========
EPS, as reported
   Basic               $     (0.66)  $     (1.87)  $   0.00   $    0.03
   Diluted             $     (0.66)  $     (1.87)  $   0.00   $    0.03
Pro forma EPS
   Basic               $     (0.67)  $     (1.90)  $  (0.01)  $    0.00
   Diluted             $     (0.67)  $     (1.90)  $  (0.01)  $    0.00

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
M~Wave, Inc.

We have audited the accompanying consolidated balance sheets of M~Wave, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the management of M~Wave, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of M~Wave, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company incurred a loss during year ended December 31, 2003, and as of that date, the Company's current liabilities exceeded its current assets. These factors, among others, as described in Note 3, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON LLP

Chicago, Illinois
March 26, 2004(except for footnotes 3 and 7, as of March 31, 2004)

M~WAVE, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

                                                                  2003            2002
                                                                  ----            ----
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                   $    249,343    $  1,514,509
  Accounts receivable, net of $100,000 allowance
     for doubtful accounts:                                      2,351,027       1,901,999
  Inventories (net of reserves)                                    587,179       1,756,641
  Refundable income taxes                                          685,418       4,446,010
  Deferred income taxes                                                  0         748,457
  Prepaid expenses and other assets                                 21,499          31,582
  Restricted cash                                                        0         348,731
                                                              ------------    ------------

    Total current assets                                         3,894,466      10,747,929
PROPERTY, PLANT AND EQUIPMENT:
  Land, buildings and improvements                               2,745,939       5,522,765
  Machinery and equipment                                        1,928,600       9,248,688
                                                              ------------    ------------
    Total property, plant and equipment                          4,674,539      14,771,453
  Less accumulated depreciation                                     85,715       2,760,441
                                                              ------------    ------------
    Property, plant and equipment - net                          4,588,824      12,011,012
ASSETS TO BE DISPOSED OF                                                 0         568,701
                                                              ------------    ------------
TOTAL                                                         $  8,483,290    $ 23,327,642
                                                              ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                            $  4,364,888    $  3,707,327
  Accrued expenses                                               1,039,282       1,316,579
  Current portion of long-term debt                              2,457,073       5,017,629
                                                              ------------    ------------
    Total current liabilities                                    7,861,243      10,041,535

DEFERRED INCOME TAXES                                                    0         616,785

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; authorized, 1,000,000
    shares; no shares issued                                             0               0
  Common stock, $.005 par value; authorized, 10,000,000
    shares;  6,179,112 shares issued and 4,443,294
    shares outstanding at December 31, 2003 and
    December 31, 2002                                               30,895          30,895
  Additional paid-in capital                                     8,439,072       8,439,072
  Retained earnings (deficit)                                   (5,562,750)      6,484,525
  Treasury stock, at cost, 1,735,815 shares at December 31,
    2003 and December 31,2002                                   (2,285,170)     (2,285,170)
                                                              ------------    ------------
    Total stockholders' equity                                     759,248      12,669,322
                                                              ------------    ------------
TOTAL                                                         $  8,483,290    $ 23,327,642
                                                              ============    ============

See notes to consolidated financial statements.

M~WAVE, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                             2003            2002            2001
                                                             ----            ----            ----
NET SALES                                                $ 14,187,290    $ 22,467,683    $ 54,824,432
COST OF GOODS SOLD                                         15,949,946      24,793,538      44,452,838
                                                         ------------    ------------    ------------
  Gross (loss) profit                                      (1,762,656)     (2,325,855)     10,371,594

OPERATING EXPENSES:
  General and administrative                                2,394,422       2,471,153       2,722,392
  Selling and marketing                                     1,345,022       1,527,551       1,536,411
  Impairment of building and equipment                      7,452,235               0               0
  Restructuring expense                                             0       1,752,108               0
                                                         ------------    ------------    ------------
    Total operating expenses                               11,191,679       5,750,812       4,258,803
                                                         ------------    ------------    ------------

  Operating (loss) income                                 (12,954,335)     (8,076,667)      6,112,791

OTHER INCOME (EXPENSE):
  Interest income                                             164,477         194,624         112,392
  Interest expense                                           (176,149)       (333,678)       (424,661)
  Rental income                                                     0               0         176,800
  Debt forgiveness                                            265,000               0               0
  Gain (loss) on disposal of equipment                         34,272         (95,632         291,122
                                                         ------------    ------------    ------------
    Total other income (expense), net                         287,600        (234,686)        155,653
                                                         ------------    ------------    ------------

(LOSS) INCOME BEFORE INCOME TAXES                         (12,666,735)     (8,311,353)      6,268,444

  Income tax (benefit) expense                               (619,560)     (3,283,806)      2,471,655
                                                         ------------    ------------    ------------

NET (LOSS) INCOME                                        $(12,047,275)   $ (5,027,547)   $  3,796,789
                                                         ============    ============    ============

 Weighted average shares outstanding                        4,443,294       4,447,859       4,536,204
                                                         ============    ============    ============

BASIC (LOSS) EARNINGS PER SHARE                          $      (2.71)   $      (1.13)   $       0.84
                                                         ============    ============    ============

Diluted shares outstanding                                  4,443,294       4,447,859       4,565,021
                                                         ============    ============    ============

DILUTED (LOSS) EARNINGS PER SHARE                        $      (2.71)   $      (1.13)   $       0.83
                                                         ============    ============    ============

See notes to consolidated financial statements.

M~WAVE, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                     Additional                                                  Total
                                         Common       Paid-in           Retained            Treasury         Stockholders'
                                          Stock       Capital       Earnings (Deficit)        Stock              Equity
                                          -----       -------       ------------------        -----              ------
BALANCE
  JANUARY 1, 2001                     $     30,895  $ 8,439,072       $   7,715,283      $   (1,679,274)     $   14,505,976

Treasury stock purchased:
  115,887 shares                                 0            0                   0            (548,005)           (548,005)

Net income                                       0            0           3,796,789                   0           3,796,789
                                      ------------  -----------       -------------      --------------      --------------

BALANCE
DECEMBER 31,2001                      $     30,895  $ 8,439,072       $  11,512,072      $   (2,227,279)     $   17,754,760

Treasury stock purchased:
  13,000 shares                                  0            0                   0             (57,891)            (57,891)

Net loss                                         0            0          (5,027,547)                  0          (5,027,547)
                                      ------------  -----------       -------------      --------------      --------------

BALANCE
DECEMBER 31,2002                      $     30,895  $ 8,439,072       $   6,484,525      $   (2,285,170)     $   12,669,322

Net loss                                         0            0         (12,047,275)                  0         (12,047,275)
                                      ------------  -----------       -------------      --------------      --------------

BALANCE
DECEMBER 31,2003                      $     30,895  $ 8,439,072       $  (5,562,750)     $   (2,285,170)     $      622,047
                                      ============  ===========       =============      ==============      ==============

See notes to consolidated financial statements.

M~WAVE, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                    2003             2002           2001
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                             $(12,047,275)   $ (5,027,547)   $  3,796,789
    (Gain) loss on disposal of equipment                             (34,272)      1,361,740        (291,122)
     Depreciation and amortization                                   592,315       1,446,348       1,367,276
     Debt forgiveness                                                265,000               0               0
     Impairment of buildings and equipment                         7,452,235               0               0
     Reserve for notes receivable                                          0               0         195,391
     Deferred income taxes                                           131,672         518,142         (54,165)

    Changes in assets and liabilities:
        Accounts receivable                                         (449,028)      7,772,673       2,904,094
        Inventory                                                  1,169,462        (192,633)      7,295,787
        Prepaid expenses and other assets                             10,083         405,762        (334,741)
        Restricted cash                                              348,731         255,758        (604,489)
        Accounts payable                                             392,561         594,957      (3,404,171
        Accrued expenses                                            (277,297)     (1,019,954)        533,059
        Income taxes                                               3,760,592      (4,598,941)          6,664
                                                                ------------    ------------    ------------
           Net cash flows provided by operating
             activities                                            1,314,779       1,516,304      11,410,352
                                                                ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment                          (53,661)     (2,997,023)     (7,558,146)
  Proceeds on sale of fixed assets                                    34,272          55,000               0
  Proceeds from sale of PC Dynamics net property,
    plant and equipment                                                    0               0       2,341,376
                                                                ------------    ------------    ------------
           activities                                                (19,389)     (2,942,023)     (5,216,770)
                                                                ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Credit line debt                                                         0               0      (5,500,000)
  Proceeds from long-term debt                                             0       2,302,623       3,955,859
  Purchase of treasury stock                                               0         (57,891)       (548,005)
  Repayment of short and long-term debt                           (2,560,556)     (1,407,288)     (3,229,651)
                                                                ------------    ------------    ------------
          Net cash flows (used in) provided by
          financing activities                                    (2,560,556)        837,444      (5,321,797)
                                                                ------------    ------------    ------------

NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS                                                      (1,265,166)       (588,275)        871,785

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                1,514,509       2,102,784       1,230,999
                                                                ------------    ------------    ------------
  End of year                                                   $    249,343    $  1,514,509    $  2,102,784
                                                                ============    ============    ============


SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:

                                                                  2003                2002            2001
                                                                  ----                ----            ----
Cash paid during the year for:

  Interest                                                    $    176,149         $  333,678     $    424,661

 Income tax refunds (payments)                                   4,511,723           (720,000)      (2,520,133)

See notes to consolidated financial statements.

M~WAVE, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

1.   ORGANIZATION AND OPERATIONS

     M~Wave, Inc. ("M~Wave"), a Delaware corporation, was formed on January 31, 1992.

     M~Wave, Inc., currently operating through its wholly-owned subsidiary Poly Circuits, Inc. (the "Company"), is a value-added service provider of high performance printed circuit boards used in a variety of telecommunications applications for wireless and internet communications and digital applications. M~Wave satisfies its customers needs for high performance printed circuit boards by outsourcing and coordinating the manufacture of such boards by unaffiliated manufacturers. ("Virtual Manufacturing")

2.   SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation - The consolidated financial statements include the accounts of M~Wave and its wholly owned subsidiaries. Significant intercompany transactions and account balances have been eliminated.

     Revenue Recognition - The Company recognizes revenue when product is shipped to customers. The Company recognizes revenue for consignment inventory products when the Customer uses the consigned inventory.

     Cash and Cash Equivalents - Cash and cash equivalents comprise cash in banks and highly liquid investments that are both readily convertible to known amounts of cash or purchased with maturity of three months or less.

     Accounts Receivable - The majority of the Company's accounts receivable are due from companies in the telecommunications industries. Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are due within 30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

     Allowance for Doubtful Accounts

                                                           2003                            2002
                                                           ----                            ----
Beginning Balance                                       $ 100,000                        $ 100,000
Charged to Costs and Expense                               22,872                            5,048
Deductions                                                (22,872)                          (5,048)
                                                        ---------                        ---------
Ending Balance                                          $ 100,000                        $ 100,000
                                                        =========                        =========

     Inventories - Inventories are carried at the lower of first-in, first-out
     (FIFO) cost or market. Substantially all the Company's inventories are finished goods.

     Restricted Cash - In connection with the Industrial Revenue Bond the Company was required to make quarterly sinking fund payments of $325,000 per quarter. Beginning September 2002, and continuing each quarter thereafter, the balance in the sinking fund was disbursed to the bondholders. The Industrial Revenue Bond was replaced on October 1, 2003 with a short-term loan with Bank One, N.A.

     Derivative Instruments - The Company entered into a $4,000,000 interest rate swap agreement as a means of managing its interest rate exposure under its Industrial Revenue Bond. The agreement had the effect of converting the variable rate to a fixed rate. The interest rate swap agreement was not designated as a hedging instrument. This contract was accounted for by adjusting the carrying amount of the contract to market and recognizing the gain or loss in interest expense. The swap agreement was terminated in third quarter of 2003. In 2003, 2002 and 2001 mark to market interest expense was $0, $92,723 and $20,308, respectively.

     Property, Plant and Equipment - Property, plant and equipment are recorded at cost. The Company calculates depreciation using the straight-line method at annual rates as follows:

         Building and improvements                     3% to 20%
         Machinery and equipment                      10% to 20%

     Fair Value of Financial Instruments - The fair value of financial instruments are not materially different from their carrying values.

     Income Taxes - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis at enacted tax rates when such amounts are expected to be realized or settled.

     Stock Incentive Plans - The Company maintains a stock incentive plan. See
     Note 11 for additional information regarding this plan. The Company accounts for this plan under the recognition and measurement principles of Accounting Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No compensation cost is recognized for stock option grants. All options granted under the Company's plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect of net income and earnings per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation. The following table also provides the amount of stock-based compensation cost included in net income as reported.

                                                                      For the Years Ended December 31,
                                                                  2003             2002               2001
                                                                  ----             ----               ----
Net income (loss) as reported                                 $(12,047,275)     $(5,027,547)       $3,796,789
Deduct:  Total stock-based employee
         compensation expense determined
         under the fair value based method
         for all awards, net of related tax.                       291,943          467,048           229,677
                                                              ------------      -----------        ----------
Pro forma net income (loss)                                   $(12,339,218)     $(5,494,595)       $3,567,112

Earnings per share:
         Basic - as reported                                  $      (2.71)     $     (1.13)       $     0.84
         Basic - pro forma                                           (2.78)           (1.24)             0.79
         Diluted - as reported                                       (2.71)           (1.13)             0.83
         Diluted - pro forma                                         (2.78)           (1.24)             0.78

     Shipping and Handling Fees and Costs - In September 2000, the Emerging Issues Task Force ("EITF") released Issue No.00-10, "Accounting for Shipping and Handling Fees and Costs". The Issue requires that shipping and handling costs be classified as costs of goods sold, and shipping and handling fees billed to customers be classified as revenues.

     Effective for the year ended December 31, 2001, the Company has classified all shipping and handling fees billed to customers as net sales for all periods presented.

     Net Earnings (Loss) Per Share - The Company's basic net earnings (loss) per share amounts have been computed by dividing net earnings (loss) by the weighted average number of outstanding common shares. The Company's diluted net earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of outstanding common shares and common share equivalents relating to stock options, when dilutive, based on cumulative year-to-date net earnings or losses.

     New Accounting Standards -In January 2003, the FASB issued Interpretation No. 46 (FIN No. 46), "Consolidation of Variable Interest Entities." This is an interpretation of Accounting Research Bulletin No. 51, and addresses consolidation by business enterprises of variable interest entities, which have certain characteristics. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN No. 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. FIN No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated

     In March 2003, FIN 46(R) was issued. There are multiple effective dates for initially applying FIN 46(R), some of which defer the application of FIN 46 (if it had not been applied as of December 24, 2003), based on whether the reporting enterprise is a public or nonpublic enterprise and the nature of the variable interest entity (VIE). For purposes of FIN 46(R), a public company is any entity (a) whose equity securities are traded in a public market, (b) that makes a filing with a regulatory agency in preparation for the sale of its equity securities in a public market, or (c) is controlled by an entity covered by (a) or (b). FIN 46(R) should be applied as follows:

-    for all enterprises:

- A disclosure is required in financial statements issued after December 31, 2003, if it is reasonably possible the reporting enterprise will consolidate or disclose information about a VIE when FIN 46(R) becomes effective

-    for reporting enterprises that are public entities:

- FIN 46 or FIN 46(R) should be applied to entities considered to be special-purpose entities (SPEs) no later than as of the end of the first reporting period ending after December 15, 2003 (as of December 31, 2003 for a calendar-year reporting enterprise). For this purpose, SPEs are entities that would have previously been accounted for under EITF Issue 90-15, "Impact of Nonsubstantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions," EITF Issue 96-21, "Implementation Issues in Accounting for Leasing Transactions involving Special-Purpose Entities," EITF Issue 97-1, "Implementation Issues in Accounting for Lease Transactions, including Those involving Special-Purpose Entities," and EITF Topic D-14, "Transactions involving Special-Purpose Entities." SPEs within the scope of this transition provision include any entity whose activities are primarily related to securitizations or other forms of asset-backed financings or single-lessee leasing arrangements.

- FIN 46(R) should be applied to all entities within its scope by the end of the first reporting period that ends after

- March 15, 2004, for reporting enterprises that are not small business issuers (as defined by the SEC), that is, as of March 31, 2004 for calendar-year reporting enterprises

- December 15, 2004, for reporting enterprises that are small business issuers (that is, as of December 31, 2004 for calendar-year reporting enterprises).

     The Company does not expect that adoption of this interpretation will have a material effect on its results of operations or financial position.

     In December 2002, The FASB SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, "Accounting for Stock-based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported amounts. The amendments to SFAS 123 in paragraphs 2(a)-2(e) of this Statement are effective for financial statements for fiscal years ending after December 15, 2002. The Company does not expect that adoption of this statement will have a material effect on its results of operations or financial position.

     In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The Company believes that the adoption of SFAS No. 149 will not have a material impact on the Company's results of operations or financial position.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In November 2003, the FASB issued FASB Staff Position Number 150-3, which deferred indefinitely the effective date of SFAS No. 150 as it relates to certain mandatorily redeemable non-controlling interests. SFAS No. 150 was effective at the beginning of the first interim period beginning after June 15, 2003. The Company believes that the adoption of SFAS No. 150 will not have a material impact on the Company's results of operations or financial position.

     Long Lived Assets - In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of long-lived Assets." SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121 "Accounting for the Impairment of long-lived Assets and for long-lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequent Occurring Events and Transactions," for the disposal of a segment of a business. In accordance with the provisions of this standard, the Company recorded impairment of building, plant and equipment charges in 2003 of $7,452,000.

     Basis of Presentation - Certain prior year amounts have been reclassified to conform with the 2003 presentation.

3    REALIZATION OF ASSETS

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in 2002 and 2003. The financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the Company's ability to fund working capital and anticipated capital expenditures, subject to general economic, financial, competitive and other factors that are beyond its control. The Company's ability to fund operating activities is also dependent upon (a) the Company's anticipated receipt of approximately $0.7 million in Federal tax refunds in April (b) proceeds of anticipated sales of fixed assets no longer required at the Company's Bensenville facility, (c) the Company's ability to effectively manage its expenses in relation to revenues, (d) the Company's ability to continue to execute on its plans with vendors for reduction of outstanding balances in excess of payments made and (e) the Company's ability to access external sources of financing. In addition, the Company is continuing its efforts to sell its prior plant and improvements located in Bensenville, Illinois as soon as practicable.

Based upon the current level of operations and anticipated growth, management believes that future cash flow from operations, receipt of the aforementioned tax refunds, proceeds from the sale of certain fixed assets, vendor payables reductions and funds obtained from a bridge receivables purchasing facility through Silicon Valley Bank (SVB) on March 31, 2004 (as described below) will be adequate to meet its anticipated liquidity requirements over the next 12 months.

Financing

On March 31, 2004, Silicon Valley Bank, N.A. (Bank) and the Company entered into the first of a two-step financing known as "Mini ABL" that will commence with an accounts receivable purchase facility. Under the facility, the Company can sell to the Bank, with Bank approval, up to 85% of the face value of approved invoices to a maximum of $2.5 million. The cost of the facility includes a .5% one-time discount, plus Prime rate plus 2.5 percent of interest. The Company and the Bank signed the Mini ABL agreement March 31, 2004. The estimated initial proceeds to the Company are $1.25 million.

The proposed funding, if consummated, will be 85% advances against eligible accounts receivable with a $500k sub-limit on pre-sold inventory that does not exceed 33% of the total funding of $2.5 million.

Contracts and Obligations

Under the terms of the SOA, so long as the Company is outsourcing domestic manufacturing to ASC, has certain contracts and continuing obligations to ASC for various outsourcing expenses. The Company has a five-year lease of its administrative offices, testing and shipping departments in the West Chicago facility. In total, these approximate $41,000 monthly. The SOA, itself, is a renewable two-year agreement commencing February 2004.

Additionally, under the terms of the first receivable financing facility with Silicon Valley Bank (SVB), known as "Mini ABL", the Company has a contract to sell, subject to Bank approval, up to $2.5 million of its approved accounts receivable invoices at a discount from face value of 1/2% but conditionally reduced 0.25% upon the achievement of operating profits of $200,000 by the end of the initial six months. The contract rate of interest is SVB's prime borrowing rate plus 2%. The term of the agreement is one year.

4.   INVENTORY

     Inventories consisted of the following:

                                                          2003                        2002
                                                          ----                        ----
Raw Materials                                          $  229,422                  $  543,094
Work in Process                                                 0                   2,088,013
Finished Goods                                            792,712                           0
                                                       ----------                  ----------
Total Inventory                                         1,022,134                   2,631,107
Less reserve for obsolete inventory                      (434,955)                   (874,466)
                                                       ----------                  ----------
Net Inventory                                          $  587,179                  $1,756,641
                                                       ==========                  ==========

     Inventories are valued at the lower of cost or market value and include materials, labor and manufacturing overhead. The Company writes down inventory for estimated obsolescence or non-marketability equal to the difference between the cost of the inventory and it's estimated market value based on assumptions about future demand and market conditions. If actual future demand or market conditions were to be less favorable than projected, additional inventory write-downs may be required.

     Reserve for Inventory Obsolescence

                                                          2003                             2002
                                                          ----                             ----
Beginning Balance                                      $   874,466                      $ 2,027,237
Charged to Costs and Expense                               452,284                        1,083,271
Deductions                                                (891,795)                      (2,236,042)
                                                       -----------                      -----------
Ending Balance                                         $   434,955                      $   874,466
                                                       ===========                      ===========

5.   SALE OF PC DYNAMICS CORPORATION

     On March 25, 1999, PC Dynamics Corporation, a wholly owned subsidiary of the Company, sold substantially all of its machinery and equipment, inventory and accounts receivable and assigned substantially all of its outstanding contracts and orders to Performance Interconnect Corp., a Texas Corporation ("PIC"). The purchase price paid by PIC consisted of:

         (i)      $893,319 Cash

         (ii) a promissory note in the principal amount of $773,479, payable in nine (9) equal monthly installments commencing on July 1, 1999.

         (iii) a promissory note in the principal amount of $293,025, payable in monthly installments of $50,000 commencing on May 1, 1999 until paid. The Company has collected the full amount of this note.

     PC Dynamics and PIC also entered into a royalty agreement which provides for PIC to pay PC Dynamics a royalty equal to 8.5% of the net invoice value of certain microwave frequency components and circuit boards sold by PIC for eighteen months following the closing. PIC shall not be required to pay PC Dynamics in excess of $500,000 in aggregate royalty payments.

     In addition, PC Dynamics has leased its facility in Texas to PIC for $17,000 per month for three years. PIC has the right under the lease to purchase the facility from PC Dynamics for $2,000,000 at anytime during the term of the lease. If PIC exercises its right to purchase the facility, the remaining balance due on the royalty agreement is payable in monthly installments of $25,000 until a minimum of $500,000 is paid.

     This agreement was amended in the third quarter of 1999 whereas the Company agreed to revise the payment schedule for Promissory Note I from 9 equal monthly installments to 30 equal monthly installments in return for not pursuing the purchase of the facility in Texas. The Company has collected $133,000 through December 31,2000. The royalty agreement was also revised to $500,000 payable in equal monthly installments of $25,000 until paid. The Company has collected $145,000 through December 31,2000.

     On November 8, 2001, Performance Interconnect (PIC) exercised its right and purchased the facility located in Frisco, Texas per the terms of the agreement dated March 25, 1999. The Company also amended the Promissory Note with Performance Interconnect whereas PIC agreed to pay the Company $711,649 in 29 equal monthly installments of principal and interest (prime plus 1%) of $10,140.69 commencing December 15, 2001 with the entire unpaid balance of principal and interest due May 15, 2004. As of December 31, 2003, the Company collected approximately $264,000 per the terms of the new agreement. All amounts due under these notes have been fully reserved at December 31, 2001.

6.   ACCRUED EXPENSES

     Accrued expenses at December 31, 2003 and 2002 were comprised of:

                                              2003            2002
                                              ----            ----
Reserve for sales returns                  $  300,000      $  300,000
Salaries and wages                            109,095         282,073
Commissions                                   103,931          63,662
Professional fees                             177,753         140,952
Property and other taxes                      128,505         179,705
Other                                         219,998         350,187
                                           ----------      ----------

Total accrued expenses                     $1,039,282      $1,316,579
                                           ==========      ==========

7.   DEBT

     The Company debt as of December 31, 2003 is described below.

     Long-term debt is comprised of the following at December 31, 2003 and 2002:
     (need new line items for 2003 debt as it is no longer the IRB and need terms)

                                                                2003                 2002
                                                                -----                ----
Industrial Revenue Bond, for the purpose of
financing property, machinery and equipment
located in West Chicago, Illinois.  The term is
20 years with the first payment due July, 2002               $           0       $   4,909,889

Bank loan, secured by substantially all the
assets of the Company, at prime plus 1/2%,
payable January 31, 2003                                         2,413,533                   -

Installment note, collateralized by certain fixed
assets, at the prime rate, payable in monthly
principal installments of approximately $4,900
due October 31, 2004.                                               43,540             107,740
                                                             -------------       -------------
                                                                 2,457,073           5,017,629

Less current portion                                             2,457,073           5,017,629
                                                             -------------       -------------
Total long-term debt                                         $           0       $           0
                                                             =============       =============

     On July 26, 2001, the Company signed an agreement with the Illinois Development Finance Authority to borrow up to a maximum $8,100,000 to finance its facility in West Chicago, Illinois. Borrowings were disbursed, in accordance with the agreement, to the Company. Interest is set on a weekly basis, based upon the interest rates of comparable tax-exempt bonds under prevailing market conditions. The interest rate at December 31, 2002 was 1.49%. The term of the bond is 20 years with the first payment of $1,320,000 made in July 2002 and payments are due annually thereafter.

     The terms of the Company's long-term bank debt represent the borrowing rates currently available to the Company; accordingly, the fair value of this debt approximates its carrying amount.

     The mortgage notes are cross-defaulted and cross-collateralized. The credit agreement, as amended May 15, 2001 requires the Company to maintain a stipulated amount of tangible net worth and cash flow coverage ratio, as defined. The Company was in default with the covenants at December 31, 2002. On March 31, 2003, the Company entered into a Forbearance Agreement with Bank One, N. A., formerly known as American National Bank and Trust Company of Chicago, pursuant to which the Company agreed to comply with all the terms and conditions contained in the Forbearance Agreement and the Bank agreed to forbear from the date of the agreement to August 31, 2003 from pursuing its rights under the Reimbursement Agreement (including the right to declare the bond immediately due and payable) provided the Company complies with all the terms and conditions contained in the Forbearance Agreement. See attached exhibit 10.11. As the Forbearance Agreement terminates on August 31, 2003, the balance of the debt outstanding is presented as current.

     On October 1, 2003, M-Wave entered into a new $2,413,533 loan with Bank One, NA that was to mature on December 31, 2003, and will require monthly payments of interest at the bank's prime rate. This loan replaces the unpaid portion of the Industrial Revenue Bonds (IRB) that were used to fund the acquisition of the land and construction of the Company's manufacturing plant located in West Chicago, Illinois, and a related forbearance agreement with the bank. Upon signing the new loan, the Company is no longer in default of its obligations to the bank arising pursuant to the IRB. Concurrent with the new loan, M-Wave paid $350,000 toward then-outstanding principal obligations, and Bank One released liens covering the Company's accounts receivable and inventory. Additional terms of the loan include assigning Bank One a lien on the Company's real estate and improvements located in Bensenville, IL, site of its former operations. Bank One is to receive a payment of $650,000 upon sale of the Bensenville assets, to be applied to the loan's principal. As of December 31, 2003, the Company has not sold the Bensenville assets.

     On December 22, 2003, Bank One, N.A. extended the maturity on the loan to January 31, 2004.

     In February 2004, the Company sold the West Chicago facility and Equipment and used a portion of the proceeds to retire the entire debt of approximately $2,457,000 with Bank One, N.A. The amount realized on the sale of the facility and equipment approximated the recorded amounts at December 31, 2003.

8.   INCOME TAXES

     The provision (benefit) for income taxes consists of:

                       2003                2002             2001
                       ----                ----             ----
Current              $  (751,132)      $(3,801,948)      $ 2,525,820
Deferred                 131,672           518,142           (54,165)
                     -----------       -----------       -----------

Total                $  (619,460)      $(3,283,806)      $ 2,471,655
                     ===========       ===========       ===========

     The primary components comprising the net deferred tax assets (liabilities) are as follows:

                                         2003             2002             2001
                                         ----             ----             ----
Deferred tax assets
   Receivable reserves                $    39,000      $    39,000      $   368,544
   Inventory reserves                     169,632          341,042          790,623
   Accrued expenses and other             284,158          368,415          154,477
   Net operating loss                     522,500                0                0
   Impairment reserve                   4,157,125                0                0

         Deferred tax assets            5,172,415          748,457        1,313,644

Valuation Allowance                    (4,195,552)               0                0

Deferred tax liabilities
   Depreciation                          (976,863)        (616,785)        (543,964)
   Prepaid bond costs                          (0)              (0)        (119,869)
                                      -----------      -----------      -----------
     Deferred tax                        (976,863)        (616,785)        (663,830)
                                      -----------      -----------      -----------
  Net deferred tax asset              $         0      $   131,672      $   649,814
                                      ===========      ===========      ===========

     The effective tax (benefit) rate differs from the Federal statutory tax rate for the following reasons:

                                                     2003         2002         2001
                                                     ----         ----         ----
Federal statutory rate                              (34.0%)      (34.0%)       34.0%
State income taxes, net of Federal benefit           (2.5)        (2.5)         2.5
Valuation allowance                                  32.6            0            0
Other adjustments                                    (2.1)        (2.9)         2.9
                                                     ----         ----         ----
Effective rate                                       (6.0)%      (39.4)%       39.4%
                                                     ====         ====         ====

9.   SIGNIFICANT CUSTOMERS AND SUPPLIERS

     The percentages of net sales attributable to major customers by year were as follows:

                                                    2003              2002             2001
                                                    ----              ----             ----
Customer A                                           28%               29%               0%
Customer B                                           12                33               20
Customer C                                            8                 0                0

     The loss of, or a substantial reduction in or change in the mix of orders from, any one of the Company's major customers could have a material adverse effect on the Company's results of operations and financial condition.

     Approximately 13%, 49% and 90% of the Company's revenues in 2003, 2002 and 2001 respectively, were related to the wireless industry.

     During 2003, the largest single component of the Company's cost of goods sold was purchased printed circuit boards that accounted for approximately 65% of net sales and one manufacturer accounted for approximately 19% of the purchased printed circuit boards. In 2002, the largest single component of the Company's cost of goods sold was purchased printed circuit boards that accounted for approximately 43% of net sales and one manufacturer accounted for approximately 24% of the purchased printed circuit boards. The company exited direct manufacturing the third quarter of 2003, and from that point forward under the new VM business model, the company expects substantially all of its cost of goods sold, with the exception of freight in will be the purchase of printed circuit boards domestically and internationally.

     During 2003, 2002 and 2001, one manufacturer accounted for approximately 46%, 45% and 54%, respectively, of the Teflon-based laminates ("Teflon based laminate") supplied to the Company. Teflon based laminate is a significant cost component of the Company's cost of goods sold representing approximately 6.3%, 4.9%, and 3.6% of net sales during 2003, 2002 and 2001, respectively. There are only four U. S. manufacturers of Teflon based laminate. Any disruption or termination of these sources of Teflon based laminate could adversely affect the Company's operations. The Company exited direct manufacturing in the third quarter of 2003 and will from that point forward purchase raw materials.

10   STOCK OPTION PLANS

     In February 1992, the Board of Directors and stockholders of the Company approved a non-qualified Stock Option Plan (the "1992 Stock Option Plan") under which 600,000 shares of common stock are reserved for issuance upon exercise of stock options. The 1992 Stock Option Plan is designed as an incentive for retaining key employees and directors.

     In June 1995, the Board of Directors and stockholders of the Company approved an amendment and restatement of the Company's 1992 Stock Option Plan. The principal changes that resulted from the amendment are (1) an increase in the aggregate number of shares of Common Stock of the Company available for the exercise of options granted under the plan from 600,000 to 1,000,000; (2) a limit on the number of shares as to which options may be granted to any grantee in any calendar year to 150,000; (3) a grant of discretion to the Compensation Committee to extend the exercisability of options after a grantee's termination of employment (other than for Cause, as defined in the Plan) from 30 days to any longer period up to the full remaining term of the option; and (4) a provision for the acceleration of the exercisability of all outstanding options (regardless of when granted) in the event of a Change of Control of the Company.

     In June 1997 the Board of Directors and stockholders of the Company approved an amendment and restatement of the Company's 1992 Stock Option Plan. The principal changes that resulted from the amendment are (1) to increase the aggregate number of shares of Common Stock of the Company available for the exercise of options granted under the plan from 1,000,000 to 1,500,000 and (2) to increase the limit on the number of shares as to which options may be granted to any grantee in any calendar year from 150,000 to 430,000.

     The exercise price of each non-qualified stock option granted to employees of the Company under the 1992 Stock Option Plan must equal at least 80% of the fair market value of the underlying shares of common stock on the date of the grant, and the maximum term of such an option may not exceed 10 years. For all options granted to date, except for 150,000 options granted in 1995 and 420,000 shares granted in 1998, exercise price has equaled fair market value at the date of grant, the term of the option has been 10 years, and the options vest as to 25% on each of the first four anniversary dates of the grant. Exercise prices, as a percentage of fair market value at date of grant, on 150,000 options granted in 1995 are 110% as to 50,000 options, 120% as to 50,000 options and 130% as to 50,000 options. These options vest as to 33 1/3% on December 31, 1995, December 31, 1996, December 31, 1997 and the term is ten years. Exercise prices for the 420,000 shares granted in 1998 are 100,000 shares at $2.75, 140,000 at
     $6.10 and 180,000 shares at $8.80. These options vest at 40% on May 1, 1998, 35% on May 1, 1999 and 25% on May 1, 2000, and the term is ten years. The 1992 Stock Option Plan expired in 2002.

     In December 2003, the Board of Directors and stockholders of the Company approved the "2003 Stock Incentive Plan", under which 650,000 shares of common stock are reserved for issuance upon exercise of stock options. The purpose of the Plan is to promote the long-term financial performance of the Company by attracting, retaining, and motivating highly qualified employees, directors, and consultants of the Company, its subsidiaries, and designated affiliates through opportunities for equity-based incentive compensation and for ownership of stock in the Company. Grants under the Plan may be stock options, awards of stock, awards of the right to received stock in the future, and stock appreciation rights.

Stock option activity was as follows:

                                                         Number of Shares                     Weighted Average
                                                            Under Option                       Exercise Price
---------------------------------------------------------------------------------------------------------------
Balance, January 1, 2001                                       236,000                             $ 6.92

Granted                                                        235,000                               7.50

Forfeited                                                      (69,375)                              7.44

Exercised                                                            0                                  0
---------------------------------------------------------------------------------------------------------------

Balance, December 31, 2001                                     401,625                             $ 7.17

Granted                                                         92,000                               4.50

Forfeited                                                      (81,050)                             (3.99)

Exercised                                                            0                                  0
---------------------------------------------------------------------------------------------------------------

Balance, December 31, 2002                                     412,575                             $ 7.20

Granted                                                        250,200                               0.86

Forfeited                                                     (212,750)                             (6.41)

Exercised                                                            0                                  0
---------------------------------------------------------------------------------------------------------------

Balance, December 31, 2003                                     450,025                             $ 4.06

Exercisable at year-end:

   2001                                                        221,000                               6.45
   2002                                                        191,894                               9.84
   2003                                                        269,913                               5.29

     The weighted average fair value of options granted in 2003 was $0.87. The weighted average exercise price of the options granted in 2002 were $4.50. The weighted average exercise price of the options granted in 2001 were $7.50. The range of exercise prices of the 450,025 options outstanding at December 31, 2003 is $0.67 to $13.78 and the weighted average remaining contractual life is 7 years. At December 31, 2003, there were 255,800 shares available for grants.

     Options outstanding and exercisable at December 31, 2003, by price range:

                                                  Outstanding
                                    ---------------------------------------              Exercisable
    Range of                        Weighted average                             ----------------------------
    exercise                           Remaining           Weighted average                  Weighted average
     prices            Shares       contractual life        exercise price       Shares       exercise price
     ------            ------       ----------------       ----------------      ------       --------------
$  0.67 to 1.25       250,200             9.7                  $ 0.87             97,500          $ 0.96
   6.74 to 7.35       110,000             2.5                    7.04            105,000            7.04
           7.44         9,825             7.0                    7.44              4,913            7.44
  7.97 to 13.78        80,000             3.6                    9.47             62,500            8.91
                      -------                                                    -------
                      450,025                                                    269,913

     Outstanding options at December 31, 2003 includes 144,000 shares of Common Stock issued to Credit Support International, LLC per the Consulting Agreement dated September 1, 2003 by and between the Company and Credit Support International, LLC.

     The Company applies Accounting Principles Board Opinion No. 25 in accounting for stock options. Accordingly, no compensation cost has been recognized for options granted. Had compensation cost for options granted been determined based on the fair value at the grant date, consistent with the method prescribed by Financial Accounting Standards Board Statement No. 123, the Company's net income (loss) and related per share amounts would have been adjusted to the following pro forma amounts:

                                             2003                 2002                   2001
                                             ----                 ----                   ----
Net income(loss)
   As reported                           $(12,047,275)        $ (5,027,547)           $3,796,789
   Pro forma                              (12,339,218)          (5,494,595)            3,567,112

Basic net income (loss) per share
   As reported
        Basic                            $      (2.71)        $      (1.13)           $     0.84
        Diluted                                 (2.71)               (1.13                  0.83

   Pro forma
        Basic                                   (2.78)               (1.24)                 0.79
        Diluted                                 (2.78)               (1.24)                 0.78

     The weighted average fair value of options granted in 2003 was $0.87 and was estimated at the grant date using the Black-Scholes options pricing model with the following weighted average assumption: Expected volatility of 97.68%: risk free interest rate of 2.8%; expected life of 10 years; and no dividend yield.

11   Consulting Agreement

     April 15, 2003 Credit Support International, LLC (CSI) based in Dallas, Texas; specifically, Jim Mayer its Managing Member, was retained by the Company, initially serving as consultant and then Chief Restructuring Advisor to determine the Company's viability and then facilitate a restructuring of M-Wave's operations and financial position. The Consulting Agreement was amended in September 2003. As part of the agreement, Mayer was granted 144,000 options to acquire the Company's common stock at a strike price of $0.67 per share. The options vest ratably over a one year period commencing in September 2003 and expire on April 15, 2008.

12   EMPLOYEE BENEFIT PLAN

     The Company maintains a defined contribution retirement plan covering substantially all full-time employees. The plan allows for employees to defer up to 15% of their pretax annual compensation, as defined in the plan. The Company will match up to 25% of the first 4% of base compensation that a participant contributes. The Company matching contributions were $7,543, $18,993 and $17,967 for 2003, 2002 and 2001. Additionally, the
     Company may contribute discretionary amounts. There were no discretionary contributions for 2003 and 2002. The Company discretionary contribution for 2001 was $104,531.

13   LEASE COMMITMENTS

     The Company rents manufacturing and administrative space under operating leases. Rent expense under these leases for the years ended December 31, 2003, 2002 and 2001 was $60,000, $71,600, and $100,200, respectively.


     Future minimum annual lease commitments at December 31, 2003 are as follows:

Year
----
2003       $  60,000
2004       $  60,000
2005       $  30,000

14   LITIGATION

     The Company is a party to various actions and proceedings related to its normal business operations. The Company believes that the outcome of this litigation will not have a material adverse effect on the financial position or results of operations of the Company.

15   ENVIRONMENTAL MATTERS

     The Company periodically generates and handles materials that are considered hazardous waste under applicable law and contracts for the off-site disposal of these materials. During the ordinary course of its operations, the Company has on occasion received citations or notices from regulatory authorities that such operations may not be in compliance with applicable environmental regulations. Upon such receipt, the Company works with such authorities to resolve the issues raised by such citations or notices. The Company's past expenditures relating to environmental compliance have not had a material effect on the financial position of the Company. The Company believes the overall impact of compliance with regulations and legislation protecting the environment will not have a material effect on its future financial position or results of operations, although no assurance can be given.

16   RESTRUCTURING CHARGES

     In September 2002, the Company moved its operations, including its headquarters, from its Bensenville, Illinois location to West Chicago, Illinois. In September, 2002 the Company recorded restructuring expenses of $1,752,000. Restructuring expenses include costs associated with the closing, cleanup and disposition of the Bensenville facilities. These expenses include (1) the net write-down and disposal of approximately $986,000 of specific assets that were not required at the West Chicago facility, (2) cleanup, sale and related expenses of $680,000 for the Bensenville facilities and (3) severance payments of $86,000. As of December 31, 2003, the Company has a remaining reserve of approximately $145,000 relating to the clean-up and disposition of the Bensenville facilities.

                                                      Cash                             Balance
Restructuring Charges 2002          Charge            Paid           Non-Cash       Dec. 31, 2002
--------------------------          ------            ----           --------       -------------
Disposal of Assets                $  986,000       $        0       $  983,000       $        0
Bensenville Cleanup                  680,000           63,000          250,000       $  367,000
Severance                             86,000           86,000                0                0
                                  ----------       ----------       ----------       ----------
Total                             $1,752,000       $  149,000       $1,233,000       $  367,000

                                      Balance          Cash                         Balance
Restructuring Charges 2003         Dec. 31, 2002       Paid         Non-Cash     Dec. 31, 2003
--------------------------         -------------       ----         --------     -------------
Disposal of Assets                    $      0       $      0       $      0        $      0
Bensenville Cleanup                    367,000        222,000              0        $145,000
Severance                                    0              0              0               0
                                      --------       --------       --------        --------
Total                                 $367,000       $222,000       $      0        $145,000

17   Impairment of Long-lived Assets to be Held and Used

     The Company recorded impairment of building, plant and equipment charges in 2003 of $7,452,000. The charges were recorded to comply with FASB statement No. 144, which requires the Company to (a) recognize an impairment loss when the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure the impairment losses as the difference between the carrying amount and the fair value of the asset. On September 30, 2003, the fair value of the real estate was estimated at $2,000,000 and the machinery and equipment at $1,929,000. This resulted in a write-down of the assets of $2,274,500 in the third quarter of 2003, and resulting in total write-down of such assets in 2003 of $7,452,000.

18   Subsequent Events

     On February 10, 2004, the Company announced a major restructuring of its balance sheet and its operating model that included the sale of its West Chicago plant and equipment to firms associated with the signing of a Strategic Operating Alliance (SOA) agreement with Franklin Park, IL based American Standard Circuits, Inc. (ASC). In connection with the asset sales and signing of the SOA agreement, the Company also announced retirement of its $2.422 million debt to Bank One, NA that included releases of liens on the collateral securing the note. The Company further indicated that delinquent balances to its trade creditors would be reduced approximately $200,000 in line with its previously negotiated terms.

     The Company, through its wholly owned manufacturing subsidiary, Poly Circuits, Inc., historically has been a value-added, domestic producer and international service provider of high performance printed circuit boards
     (PCBs) used in a variety of digital and RF applications.

     The Company's restructuring began in May 2003, necessitated by a continued and unprecedented fall of the telecom sector, with the resultant 70% loss of its sales. It was determined that the Company could not absorb its direct and administrative costs based on then current and projected business levels, nor could it efficiently manufacture digital and RF PCB's.

     The heart of Company's business model is not to be a low-cost domestic manufacturer, but to operate a low-cost, high performance supply chain "pipeline" that offers middle market customers a "cradle-to-grave" approach to digital and RF PCB procurement, beginning with the birth of a product that requires domestic quick-turn, proto-types, pilot production runs, and that evolves into mass production in Asia. The company had, from its Singapore office, achieved working partnerships with more than 20 Asian manufacturers where the Company extended its procurement and supply-chain services for its middle-market customers, a process referred to as "Virtual Manufacturing" (VM).

     The Company's management and advisors developed a Strategic Operating Alliance (SOA) concept under which the Company has teamed with a local manufacturer, American Standard Circuits, Inc. (ASC) of Franklin Park, IL. Under the SOA agreement, within the West Chicago facility, production will transition from the Company to ASC, in a blending of a traditional outsourcing and a joint venture in one vehicle.

     The SOA agreement enables ASC to immediately take over manufacturing at the Company's facility, and, simultaneously acquire certain assets, allowing the Company to increase available cash and reduce debt.

     Further Highlights of Realignment, Restructuring and SOA

         (a) Under the SOA, ASC will provide the domestic manufacturing required by the Company's customers and be paid for finish product as a supplier to the company. The Company will maintain the sales, support, manufacturing oversight, and logistics for its customers. The term of the SOA agreement is initially two years.

         (a) Under the SOA, the Company issued 5-year warrants to Mr. Gordhan Patel, principal shareholder and CEO of ASC for the purchase of 500,000 shares of its common stock at $1.35 per share, which vests on the first anniversary of the SOA agreement or upon an earlier sale of the Company (if applicable), and M-Wave was granted by ASC the right to receive 8% of the gain over book value arising from a sale of ASC occurring on or after the first anniversary of the SOA agreement (if applicable).

         (b) The Company sold its West Chicago plant to an affiliate of ASC for a cash price of approximately $2,000,000. ASC has leased the manufacturing portion of that plant from the new owner to enable it to manufacture as required under the SOA.

         (c) The Company has leased a portion of the West Chicago facility to maintain its offices from which it will operate its domestic and international VM, supply chain management, and consulting businesses in close proximity to the domestic manufacturing being performed for its customers by ASC.

         (d) The Company sold the major portion of its manufacturing equipment at the West Chicago facility to a newly formed limited liability company (LLC) for a cash price of $800,000 and a 20% preferred and secured interest in that entity. ASC is the other member of the LLC and has leased the use of the equipment from it. The Company's preferred interest enables it to receive, in any liquidation, the cash proceeds of the present value of the equipment in excess of the $800,000 already received before ASC receives any distribution, and distributions are thereafter made 80% to ASC and 20% to the Company. The Company undertook no liabilities material to its business or financial condition with respect to the LLC.

     In addition, the Company is continuing its efforts to sell its prior plant and improvements located in Bensenville, Illinois as soon as practicable.

     March, 2004 Silicon Valley Bank, N.A. (Bank) approved the first of a two-step financing known as "Mini ABL" that will commence with an accounts receivable purchase facility. M-Wave, Inc. can sell to the Bank, subject to Bank approval, up to 85% of the face value of approved invoices to a maximum of $2.5 million. The cost of the facility includes a .5% one-time discount, plus Prime rate plus 2.5 percent of interest. The Company signed the Mini ABL agreement March 31, 2004. The estimated initial proceeds to the Company is $1.25 million.

     The proposed funding, if consummated, will be 85% advances against eligible accounts receivable with a $500k sub-limit on pre-sold inventory that does not exceed 33% of the total funding of $2.5 million. Contracts- Obligations

     Under the terms of the SOA, so long as the Company is outsourcing domestic manufacturing to ASC, the Company has certain contracts and continuing obligations to ASC for various outsourcing expenses. The Company has a five year lease of its administrative offices, testing and shipping departments at the West Chicago facility. These obligations total approximately $41,000 monthly. The SOA itself, is a renewable two-year agreement commencing February 2004.

     Additionally, under the terms of the first receivable financing facility with Silicon Valley Bank (SVB), known as "Mini ABL", the Company has a contract to sell, subject to Bank approval, up to $2.5 million of its approved accounts receivable invoices at a discount from face value of 1/2% but conditionally reduced 0.25% upon the achievement of operating profits of $200,000 by the end of the initial six months. The contract rate of interest is SVB's prime borrowing rate plus 2%. The term of the agreement is one year.

M~WAVE, Inc. and Subsidiaries

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Set forth below is a summary of the Company's unaudited quarterly results for each quarter during 2003 and 2002. In management's opinion, these results have been prepared on the same basis as the audited financial statements contained elsewhere herein and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information for the periods when read in conjunction with the financial statements and notes thereto.

                                                                  Three Months Ended
                                        --------------------------------------------------------------------
                                         March 31,           June 30,      September 30,         December 31,
                                           2003                2003            2003                 2003
                                           ----                ----            ----                 ----
Net sales                               $ 3,205,045        $ 4,141,050      $ 3,518,178          $ 3,323,017
Gross profit (loss)                      (1,727,826)          (197,429)         (95,825)             258,424
Net income (loss)                        (5,370,801)        (2,923,522)      (3,081,375)            (671,576)
Weighted average shares                   4,443,294          4,443,294        4,443,294            4,443,294
Basic earnings (loss) per share               (1.21)             (0.66)           (0.69)               (0.15)
Diluted shares                            4,443,294          4,443,294        4,443,294            4,443,294
Diluted earnings (loss) per share             (1.21)             (0.66)           (0.69)               (0.15)

                                                                       Three Months Ended
                                          ------------------------------------------------------------------------
                                           March 31,            June 30,         September 30,         December 31,
                                             2002                 2002               2002                 2002
                                             ----                 ----               ----                 ----
Net sales                                 $ 8,313,754         $ 7,296,369         $ 3,787,531          $ 3,070,029
Gross profit (loss)                         1,615,781             920,001          (2,749,756)          (2,111,882)
Net income (loss)                             343,277               8,769          (3,332,591)          (2,047,001)
Weighted average shares                     4,456,294           4,448,746           4,443,294            4,443,294
Basic earnings (loss) per share                  0.08                0.00               (0.75)               (0.46)
Diluted shares                              4,486,499           4,467,731           4,443,294            4,443,294
Diluted earnings (loss) per share                0.08                0.00               (0.75)               (0.46)

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Reference is made to Section 145 of the Delaware General Corporation law which provides for indemnification of directors and officers of a corporation and other specified persons, subject to the specific requirements therein contained. In general, these sections provide that persons who are officers or directors of the corporation may be indemnified by the corporation for acts performed in their capacities as such.

      Further reference is made to sections 102 and 145 of the Delaware General Corporation Law which provide for elimination of directors liability in certain instances, and indemnification of directors and officers of a corporation and other specified persons, subject to the specific requirements therein contained. In general, section 102 allows an authorizing provision in the Certificate of Incorporation which would, subject to certain limitations, eliminate or limit a directors liability for monetary damages for breaches of his or her fiduciary duty. However, such an enabling provision could not limit or eliminate a directors liability for (a) breaches of the duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. There is currently such an enabling provision in the company's Certificate of Incorporation.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, unless in the opinion of its counsel that the matter has been settled by controlling precedent, the company will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM  25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the expenses (other than the underwriting discounts and commissions and the Underwriter's Non-Accountable Expense Allowance) expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC Registration                                                         $      634.06
Legal Fees and Expenses*                                                 $   25,000.00
Accounting Fees*                                                         $    3,000.00
Miscellaneous*                                                           $    5,000.00
                                                                         -------------
Total.                                                                   $   33,634.06
                                                                         =============

------------------------------

*Estimated

ITEM  26. RECENT SALES OF UNREGISTERED SECURITIES

      On July 28, 2004, we issued 30,000 shares of our Series A Preferred Stock to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. (the "Purchasers"), for $100 per share, or an aggregate of $3,000,000, following shareholder approval of the transaction on July 27, 2004, as required by NASDAQ Marketplace Rules. We also issued warrants to purchase an aggregate of 1,530,000 shares of common stock, in consideration for the aggregate proceeds of $3,000,000, to the Purchasers and Mercator Advisory Group, LLC, an affiliate of the Purchasers. We paid a due diligence fee of $160,000 and legal expenses of $15,000 to Mercator Advisory Group, LLC. All sales were made to accredited investors.

      Each share of Series A Preferred Stock is convertible into shares of common stock at $100 per share of preferred stock and a conversion price for the common stock equal to 85% of the market price of our common stock at the time of the conversion; provided that in no event shall the conversion price be less than $0.98 per share or greater than $1.15. The warrants were allocated among the designated recipients by Mercator Advisory Group, LLC, on the closing date of the sale of the Series A Preferred Stock, and are exercisable for three years at an exercise price of $1.27.

      The foregoing sales were made in reliance on Section 4(2) of the Securities Act of 1933, as amended. The net proceeds from the sale of Series A Preferred Stock and warrants are to be used for general working capital purposes consistent with our business strategy, including potential acquisitions.

ITEM  27. EXHIBITS

      The exhibits to this registration statement are listed below. Other than exhibits that are filed herewith, all exhibits listed below are incorporated herein by reference. Exhibits indicated by an asterisk (*) are the management contracts and compensatory plans, contracts or arrangements required to be filed as exhibits to this registration statement.

EXHIBIT                                                                                      WHERE LOCATED
---------------------------------------------------------------------------                  -------------
Exchange Agreement, dated as of January 31, 1992, among Poly Circuits, Inc.,
Joel S. Dryer, Joseph A. Turek and the Company                                                     (1)

Certificate of Incorporation of the Company                                                        (1)

Bylaws of the Company                                                                              (1)

Specimen Common Stock Certificate                                                                 (10)

Amended and restated M~Wave, Inc. 1992 Stock Option Plan                                           (2)

Construction Loan Note, dated January 10, 1996, by and among the Company, P C
Dynamics and American National Bank and Trust Company                                              (2)

Stock Purchase Agreement dated December 18, 1998 by and between the Company and
First Chicago Equity Corporation                                                                   (3)

Stock Purchase Agreement dated December 18, 1998 by and between the Company and
Cross Creek Partners II                                                                            (3)

Warrant dated December 18, 1998 issued to First Chicago Equity                                     (3)

Warrant dated December 18, 1998 issued to Cross Creek Partners II                                  (3)

Employment Agreement dated January 29, 2001 between the Company and Joseph A.
Turek                                                                                              (4)

Employment Agreement dated January 29, 2001 between the Company and Paul H. Schmitt                (4)

Loan Agreement dated July 1, 2001 between the Illinois Development Finance
Authority and the Company                                                                          (5)

Forbearance Agreement dated November 8, 2002 between the Company and Bank One,
N.A., formerly known as American National Bank & Trust Company of Chicago                          (6)

Forbearance Agreement dated March 31, 2003 between the Company and Bank One, N.A.,
formerly known as American National Bank & Trust Company of Chicago                                (7)

Employment Agreement dated January 7, 2003 between the Company and Robert O'Connell                (7)

Employment Agreement dated January 29, 2003 between Company and Paul H. Schmitt                    (7)

Credit Agreement dated October 1, 2003 between Bank One, NA, the Company and
Poly Circuits, Inc.                                                                                (8)

Consulting Agreement, dated September 1, 2003, between the Company

and Credit Support International, LLC.                                                             (8)

2003 Stock Incentive Plan                                                                          (8)

Asset Purchase and Sale Agreement dated February 3, 2004 by and between the
Company, Poly Circuits and M-Wave, L.L.C.                                                          (8)

Agreement for Strategic Operating Alliance dated February 3, 2004 by and between
the Company and American Standard Circuits, Inc.                                                   (8)

Bill of Sale dated February 3, 2004 by and between Poly Circuits and AM-Wave,
L.L.C.                                                                                             (8)

Real Estate Sales Contract dated February 3, 2004 by and between the Company and
AMI Partners, L.L.C.                                                                               (8)

Limited Liability Company Operating Agreement of AM-Wave, L.L.C. dated February 3,
2004 by and between Poly Circuits and American Standard Circuits, Inc.                             (8)

Warranty Deed dated February 3, 2004 by and between the Company and AMI Partners,
L.L.C.                                                                                             (8)

Industrial Lease Agreement dated February 3, 2004 by and between the Company and
AMI-Partners, LLC                                                                                  (8)

Warrant to Purchase Stock dated March 31, 2004 by and between the  Company and
Silicon Valley Bank                                                                                (8)

Accounts Receivable Financing Agreement dated March 31, 2004 by and between the
Company and Silicon Valley Bank                                                                    (8)

Intellectual Property Security Agreement dated March 31, 2004 by and between the
Company and Silicon Valley Bank                                                                    (8)

Amendment to Consulting Agreement, dated as of May 1, 2004, between the Company and
Credit Support International. LLC                                                                  (9)

Letter Agreement with Paul Schmitt dated May 1, 2004                                               (9)

Employment Agreement dated July 28, 2004 between Company and Jim Mayer                            (10)

Employment Agreement dated July 28, 2004 between Company and Joe Turek                            (10)

Employment Agreement dated May 1, 2004 between
Company and Robert Duke                                                                           (10)

Subscription Agreement dated June 28, 2004 between Company and Mercator Advisory
Group                                                                                         (10)

Stock Registration Rights Agreement dated June 28, 2004 between Company and
Mercator Advisory Group                                                                       (10)

Nonstatutory Stock Option Agreement dated July 28, 2004 between Company and Jim
Mayer                                                                                         (10)

Nonstatutory Stock Option Agreement dated July 28, 2004 between Company and Jim
Mayer Filed Herewith                                                                          (10)

List of Subsidiaries of M-Wave, Inc.                                                           (8)

Consent of Grant Thornton LLP                                                            Filed herewith

Powers of Attorney                                                                       Filed on signature
                                                                                         page of Registration
                                                                                         Statement on Form SB-2
                                                                                         filed August 27, 2004



(1) Incorporated herein by reference to the applicable exhibit to Registrants Registration Statement on Form S-1 (Registration No. 33-45499)

(2) Incorporated herein by reference to the applicable exhibit to the Registrant's Annual Report on Form 10-K for year ended December 31, 1995.

(3) Incorporated herein by reference to the applicable exhibit report on Form 8-K dated December 18, 1998.

(4) Incorporated herein by reference to the applicable exhibit report to the Registrant's quarterly report on form 10-Q for the quarter ended March 31, 2001.

(5) Incorporated herein by reference to the applicable exhibit report to the Registrant's quarterly report on form 10-Q for the quarter ended June 30, 2001

(6) Incorporated herein by reference to the applicable exhibit report to the Registrant's quarterly report on form 10-Q for the quarter ended September 30, 2002

(7) Incorporated herein by reference to the applicable exhibit report to the Registrant's annual report on form 10-K for the year ended December 31, 2002

(8) Incorporated herein by reference to the applicable exhibit report to the Registrant's annual report on form 10-K for the year ended December 31, 2003

(9) Incorporated herein by reference to the applicable exhibit report to the Registrant's quarterly report on form 10-QSB for the quarter ended March 31, 2004

(10) Incorporated herein by reference to the applicable exhibit report to the Registrant's quarterly report on form 10-QSB for the quarter ended June 30, 2004

ITEM  28. UNDERTAKINGS

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this pre-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned in West Chicago, Illinois, on September 24, 2004.


                                                 M-WAVE, INC.


                                                 /s/ JIM MAYER
                                                 ---------------------------
                                                 Jim Mayer, CEO





      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:





        NAME                         TITLE                           DATE
---------------------    ---------------------------------    ------------------
        *                Chief Executive Officer,             September 24, 2004
--------------------     Chief Financial Officer, Director
Jim Mayer

        *                President, Chief Operating           September 24, 2004
--------------------     Officer and Director
Joseph A. Turek

        *                Director                             September 24, 2004
--------------------
Gary L. Castagna

        *                Director                             September 24, 2004
--------------------
Gregory E. Meyer


*By: Jim Mayer
------------------------------
Jim Mayer, Attorney-In-Fact